Exhibit 10.1

Execution Version

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of March 30, 2022

among

SPIRIT REALTY, L.P.,

a Delaware limited partnership,

as Borrower,

VARIOUS FINANCIAL INSTITUTIONS

as Lenders,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC

and

TRUIST SECURITIES, INC.,

as Joint Bookrunners and Joint Lead Arrangers,

BOFA SECURITIES, INC., GOLDMAN SACHS BANK USA, MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.,

REGIONS CAPITAL MARKETS and ROYAL BANK OF CANADA,

as Joint Lead Arrangers

WELLS FARGO BANK, N.A. and TRUIST BANK,

as Syndication Agents

BANK OF AMERICA, N.A., GOLDMAN SACHS BANK USA, MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.,

REGIONS BANK and ROYAL BANK OF CANADA,

as Co-Documentation Agents

ASSOCIATED BANK, NATIONAL ASSOCIATION, THE BANK OF NOVA SCOTIA,

CAPITAL ONE, NATIONAL ASSOCIATION, FIFTH THIRD BANK, NATIONAL

ASSOCIATION, THE HUNTINGTON NATIONAL BANK, and TD BANK, N.A.

as Managing Agents

J.P. MORGAN SECURITIES LLC,

as Sustainability Structuring Agent

i

SCHEDULE 1.1(a)	Commitment Amounts and Commitment Percentages
SCHEDULE 1.1(b)	List of Loan Parties
SCHEDULE 1.1(c)	Permitted Liens
SCHEDULE 2.2	Existing Letters of Credit
SCHEDULE 2.17	Sustainability Table
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)(i)	List of Properties
SCHEDULE 7.1(f)(ii)	List of Eligible Assets
SCHEDULE 7.1(g)	Indebtedness and Guaranties
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation
SCHEDULE 7.1(r)	Affiliate Transactions
EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Revolving Note
EXHIBIT G-1	Form of U.S. Tax Compliance Certificate
EXHIBIT G-2	Form of U.S. Tax Compliance Certificate
EXHIBIT G-3	Form of U.S. Tax Compliance Certificate
EXHIBIT G-4	Form of U.S. Tax Compliance Certificate
EXHIBIT H	Form of Compliance Certificate

v

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of March 30, 2022, is by and among SPIRIT REALTY, L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.5 (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (together with its successors or permitted assigns, the “Administrative Agent”), with the Joint Bookrunners and/or Joint Lead Arrangers listed on the cover page hereto (collectively, the “Arrangers”), the Syndication Agents listed on the cover page hereto (collectively, the “Syndication Agents”), the Co-Documentation Agents listed on the cover page hereto (collectively, the “Documentation Agents”) and the Managing Agents listed on the cover page hereto.

WHEREAS, the Borrower, the Administrative Agent, and certain other financial institutions are party to a Revolving Credit and Term Loan Agreement dated as of January 14, 2019 (the “Existing Credit Agreement”), pursuant to which such financial institutions provided a revolving credit facility to the Borrower;

WHEREAS, the Administrative Agent, the Issuing Banks and the Lenders desire to amend and restate the Existing Credit Agreement in order to make available to the Borrower a revolving credit facility in the initial amount of $1,200,000,000, which will include a letter of credit subfacility in the initial amount of $25,000,000, in each such case, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given to such term in Section 5.1(b).

“Adjusted CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, (a) the CDOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted CDOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326% and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of Spirit REIT and its Subsidiaries determined on a consolidated basis for such period minus (b) the Reserve for Replacements. Spirit REIT’s Ownership Share of the Adjusted EBITDA of its Unconsolidated Affiliates will be included when determining the Adjusted EBITDA of Spirit REIT.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given such term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Alternative Currency” means Sterling, Euros, Canadian Dollars and any additional currencies (other than Dollars) determined after the Effective Date by mutual agreement of the Borrower, Lenders, and Administrative Agent and in accordance with Section 1.9; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Alternative Currency Sublimit” means an amount equal to 50% of the total amount of the Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments hereunder.

“Ancillary Document” has the meaning assigned to it in Section 13.13(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, money-laundering or corruption.

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which “Applicable Margin” is then determined. Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee. The provisions of this definition shall be subject to Section 2.4(c).

Applicable Facility Fee
Level	Credit Ratings (S&P/ Moody’s/ Fitch)	Facility Fee
1	≥A- / A3 / A-	0.125%
2	BBB+ / Baa1 / BBB+	0.15%
3	BBB / Baa2 / BBB	0.20%
4	BBB- / Baa3 / BBB-	0.25%
5	< BBB- / Baa3 / BBB- or unrated	0.30%

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” shall be determined based upon the Pricing Grid below.

The Applicable Margin and Applicable Facility Fee shall be determined based upon the Credit Ratings given to the Borrower by S&P, Moody’s and Fitch, as follows: If the Borrower has at least two of such Credit Ratings, then the Applicable Margin and Applicable Facility Fee will be based on the highest such Credit Rating unless the difference between the highest Credit Rating and the lowest Credit Rating is two or more rating levels, in which case the Applicable Margin and Applicable Facility Fee will be based on the Credit Rating level that is one level below the highest Credit Rating. If at any time the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin and Applicable Facility Fee shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin and Applicable Facility Fee shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin and Applicable Facility Fee shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used. If the Borrower has only one of such Credit Ratings (and such Credit Rating is from Moody’s or S&P), then such Credit Rating shall apply. If the Borrower has neither a Credit Rating from Moody’s nor S&P, then the highest pricing will apply.

Pricing Grid

Level	Credit Ratings (S&P/ Moody’s/ Fitch)	Applicable Margin (Term Benchmark and RFR Loans)	Applicable Margin (Base Rate Loans)
1	≥A- / A3 / A-	0.725%	0.00%
2	BBB+ / Baa1 / BBB+	0.775%	0.00%
3	BBB / Baa2 / BBB	0.85%	0.00%
4	BBB- / Baa3 / BBB-	1.05%	0.05%
5	< BBB- / Baa3 / BBB- or unrated	1.40%	0.40%

Notwithstanding the Credit Ratings set forth in foregoing table, if (i) the Total Leverage Ratio as of the last day of the most recently ending fiscal quarter of the Borrower as set forth in the corresponding Compliance Certificate delivered pursuant to Section 9.3 is less than 37.5% or, for only one fiscal quarter during the term of this Agreement, greater than 37.5% but less than 42.5%, and (ii) the Credit Rating is not lower than BBB/Baa2, the Applicable Margin shall be based on a Credit Rating of BBB+/Baa1/BBB+ in the foregoing table.

Each change in the Applicable Margin and the Applicable Facility Fee shall be effective commencing on the next Business Day following the earlier to occur of (A) the Administrative Agent’s receipt of notice from the Borrower of an applicable change in the Credit Rating levels and (B) the Administrative Agent’s actual knowledge of an applicable change in the Credit Rating levels (or, if the Total Leverage Ratio is applicable pursuant to the sentence above, one Business

Day after the delivery of the Compliance Certificate for each quarter). If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin shall be determined without reference to the sentence above until the first Business Day of the calendar month immediately following the month that the required Compliance Certificate is delivered.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Electronic Platform” has the meaning set forth in Section 9.5(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arrangers” has the meaning set forth in the introductory paragraph hereof.

“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic records generated by use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 5.2.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code of 1978.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.2 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 5.2(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the applicable Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 5.2.

“Benchmark Replacement” means, for any Available Tenor the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Administrative Questionnaire” means a Borrower Administrative Questionnaire in such form as may be approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) to be executed and delivered by the Borrower pursuant to Section 6.1(a).

“Borrower Information” has the meaning given to such term in Section 2.4(c).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, (a) in relation to Loans denominated in Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CDOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, (c) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.

“Capitalization Rate” means six and one-quarter percent (6.25%) for industrial Properties and six and three-quarters percent (6.75%) for all other Properties.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank or the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one (1) year from the date acquired; (b) certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or Fitch or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or Fitch or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one (1) year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940 that have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate.

“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than 0%, the CDOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commitment” means, as to a Lender, such Lender’s Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Communications” has the meaning given to such term in Section 9.5(e).

“Compliance Certificate” has the meaning given to such term in Section 9.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a Term Benchmark Loan from one (1) Interest Period to another Interest Period pursuant to Section 2.8.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 13.22.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long-term Indebtedness of a Person.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, and (ii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Leverage Ratios” means, collectively, the Total Leverage Ratio, the Secured Leverage Ratio and the Unsecured Leverage Ratio.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2)

Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or the subject of a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one (1) or more mid-market quotations or estimates provided by Chatham Financial Corp. or any other recognized dealer or advisory services firm specializing in debt and Derivatives Contracts and markets (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Development Asset” means a Property currently under development that has not achieved an Occupancy Rate of eighty-five percent (85%) or more or, subject to the last sentence of this definition, on which the on-site improvements (other than tenant improvements on unoccupied space) related to the Property have not been substantially completed. With respect to Properties, the term “Development Asset” shall include, in addition to Properties that are owned or ground-

leased, real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) such property is to be (but has not yet been) acquired by Spirit REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition, and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, Spirit REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Asset on which all on-site improvements (other than tenant improvements on unoccupied space) of such Development Asset have been completed for at least twelve (12) months shall cease to constitute a Development Asset notwithstanding the fact that such Development Asset has not achieved an Occupancy Rate of at least eighty-five percent (85%). For the avoidance of doubt, any Property (a) that is being repositioned or redeveloped for a period of not more than nine (9) months or (b) on which the underlying tenant or borrower is paying rent or debt service to Spirit REIT or a Subsidiary, is an Eligible Asset and not a Development Asset.

“Documentation Agents” has the meaning set forth in the introductory paragraph hereof.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including gains and losses from the sale of Properties; (v) arrangement fees, upfront fees, underwriting fees, amendment fees and similar fees, costs and expenses incurred in connection with (without duplication) (A) the negotiation, documentation and/or closing of this Agreement or any other debt financing and any amendment, supplement or other modification hereto or thereto, (B) any business combination, acquisition, merger, disposition or recapitalization and (C) any capital markets transaction, including any redemption or exchange of indebtedness, defeasance, consent solicitation or similar transaction; and (vi) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include (v) gains and losses on early extinguishment of Indebtedness, (w) severance and other restructuring charges (whether cash or non-cash), (x) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP, (y) impairment losses, and (z) equity based, non-cash compensation. Spirit REIT’s Ownership Share of the EBITDA of its Unconsolidated Affiliates will be included when determining the EBITDA of Spirit REIT.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived.

“Eligible Asset” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as a retail, office, medical or industrial Property (including, without limitation, any such Property fully developed as a data center, storage center, distribution center, call center, daycare, education center, hotel, gaming, golf course, gym, fitness center, country club or marina) (provided that Properties being repositioned or redeveloped for a period of not more than nine months shall be considered fully developed); (b) such Property is wholly owned (directly or indirectly) in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary; (c) such Property is located in (1) a State of the United States of America or in the District of Columbia or (2) in the countries of Canada, United Kingdom, Ireland, Germany, France, Spain, Italy, Netherlands, Belgium, Switzerland or Luxembourg; provided that the Properties qualifying as Eligible Assets pursuant to this clause (c)(2) shall not exceed 25% of Unencumbered Asset Value; (d) solely with respect to such Property that is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (e) neither such Property nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term except to the extent agreed to by the parties to this Agreement prior to the effectiveness hereof) or (ii) any Negative Pledge (other than as permitted by Section 10.2); (f) if such Property is owned or leased by a Subsidiary, then such Subsidiary shall not have incurred or be liable for any recourse Indebtedness unless such Subsidiary has guaranteed all obligations of the Borrower hereunder, provided that a Property may be an Eligible Asset notwithstanding this clause (f) so long as the aggregate amount of recourse Indebtedness of

Subsidiaries that have not guaranteed the obligations of the Borrower hereunder either (i) does not exceed, in the aggregate for all such Subsidiaries, $35,000,000 or (ii) relates solely to contingent recourse obligations under a typical environmental indemnity or “bad-boy” carve-out guaranty; and (g) to the knowledge of the Borrower after due inquiry, such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters that, individually or collectively, are not material to the profitable operation of such Property.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to environmental protection or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, excluding any debt instrument convertible into equity securities of Spirit REIT or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro” and “€” mean the single currency of the Participating Member States.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means (1) any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness, or (2) any Warehouse Entity so long as at all times prior to securitization the assets of such Warehouse Entity shall satisfy the requirements of clauses (d) and (e) of the definition of “Eligible Asset”.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals.

“Existing Letter of Credit” means each letter of credit issued prior to the Effective Date by a Person that shall be an Issuing Bank and listed on Schedule 2.2.

“Extended Letter of Credit” has the meaning given to such term in Section 2.2(b).

“Facility” means the Revolving Facility.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCA” has the meaning assigned to such term in Section 1.5.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means collectively, those certain fee letters entered into on or prior to the Agreement Date, by and among the Borrower and one or more of the Administrative Agent and/or the Arrangers.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989.

“Fitch” means Fitch, Inc. and its successors.

“Fixed Charges” means, with respect to any Person and for a fiscal quarter: (a) the Interest Expense of such Person payable in cash and accrued for such quarter (excluding, to the extent included therein, amortization of (i) fees previously paid in cash and (ii) discounts and premiums on debt), plus (b) the aggregate amount of all regularly scheduled principal payments on Indebtedness payable by such Person during such quarter (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends payable in cash by such Person during such quarter, all determined on a consolidated basis in accordance with GAAP. Spirit REIT’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of Spirit REIT.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted CDOR Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted CDOR Rate, each Adjusted Daily Simple RFR or the Central Bank Rate shall be 0%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized by a Defaulting Lender or the Borrower in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including the following: (a) a remaining term (including any unexercised extension options exercisable at the ground lessee’s sole election with no veto or approval rights by ground lessor or any lender to such ground lessor other than customary requirements regarding no event of default) of twenty-five (25) years or more from the Agreement Date (provided that Properties with an aggregate Unencumbered Asset Value of not more than $25,000,000 may have ground leases with a term of less than twenty-five (25) years so long as the term extends beyond the Revolving Maturity Date (including any extension options); (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor, or if the consent of lessor is required, such consent cannot be unreasonably withheld, conditioned or delayed, whether by contract or applicable law, or is subject to satisfaction of objective criteria not constituting a discretionary approval; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include Spirit REIT and each Material Subsidiary that is required to be a Guarantor pursuant to Section 8.14.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. Obligations under guaranties of customary exceptions constituting Nonrecourse Indebtedness shall not be deemed to give rise to Indebtedness or otherwise constitute a Guaranty except as otherwise provided in the definition of “Nonrecourse Indebtedness”. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or 8.14 and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): all monetary obligations of such Person (i) for borrowed money, (ii) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (iii) evidenced by bonds, debentures, notes or similar instruments, (iv) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (v) in respect of Capitalized Lease Obligations; (vi) in respect of reimbursement obligations under letters of credit or acceptances, in each case to the extent drawn upon; (vii) in respect of Off-Balance Sheet Obligations that constitute Indebtedness; (viii) to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (ix) in respect of net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof (but in no event less than zero); (x) in respect of Indebtedness of other Persons that such Person has guaranteed or that is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability and contingent guarantees the conditions for which have not accrued); and (xi) in respect of Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. For the avoidance of doubt, Indebtedness shall not include (i) regular quarterly dividends or year-end dividends to maintain REIT status, (ii) trade payables and accrued expenses (including deferred tax liabilities) incurred in the ordinary course of business or for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided or (iii) any agreement, commitment or arrangement for the sale of Equity Interests issued by Spirit REIT at a future date that could be discharged solely by (x) delivery of Spirit REIT’s Equity Interests, or, (y) solely at Spirit REIT’s option made at any time, payment of the cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement; provided, however, that during the period of time, if any, following an election by Spirit REIT to pay the cash value of such Equity Interest and prior to payment of such cash value, the obligation to pay such cash value shall be included as “Indebtedness” hereunder (it being understood and agreed that the amount of such Indebtedness shall be calculated based on the closing price of Spirit REIT’s Equity Interests on the date of such election, irrespective of the market price of Spirit REIT’s Equity Interests at any time following such election, including at the time of payment).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period. Spirit REIT’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining the Interest Expense of Spirit REIT.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Revolving Maturity Date, (b) with respect to any RFR Loan denominated in Sterling, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Maturity Date, (c) with respect to any RFR Loan denominated in Dollars, the fifth (5th) Business Day of each calendar month and the Revolving Maturity Date, and (d) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Revolving Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (except for Loans bearing interest at the CDOR Rate) six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 5.2 shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested minus the amount received from such investment, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., Regions Bank, Royal Bank of Canada, Truist Bank, and Wells Fargo Bank, N.A. or another Revolving Lender which agrees to be an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices) and is reasonably satisfactory to the Borrower and Administrative Agent, in each case in such Person’s capacity as an issuer of Letters of Credit pursuant to Section 2.2, and its successors in such capacity as provided in Section 2.2. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“L/C Commitment Amount” means the lesser of $25,000,000 (as such amount may be increased to an amount not to exceed $60,000,000 at the request of the Borrower and with the consent of the Issuing Banks) and the aggregate amount of the Revolving Commitments.

“L/C Disbursement” has the meaning given to such term in Section 3.9(b).

“LCT Election” has the meaning set forth in Section 1.8.

“LCT Test Date” has the meaning set forth in Section 1.8.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes each Issuing Bank; provided that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.4, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Lender-Related Person” has the meaning given to such term in Section 13.16.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given to such term in Section 2.2(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders, and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 1.1(a), or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application or other agreement submitted or entered into by the Borrower for the issuance of such Letter of Credit, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Lender (other than the Lender then acting as Issuing Bank for such Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.2 in such Letter of Credit, and the Lender then acting as the Issuing Bank for such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in such Letter of Credit after giving effect to the acquisition by the Revolving Lenders (other than the Lender then acting as the Issuing Bank for such Letter of Credit) of their participation interests under such Section.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Limited Condition Transaction” means any (a) Investment in or acquisition of the Equity Interests in, or the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person (whether by merger, amalgamation, consolidation or other business combination) that the Borrower or any Subsidiary is contractually committed to consummate (it being understood such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) redemption, repurchase, defeasance, satisfaction and discharge or prepayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means a Revolving Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document, the Fee Letter and each other document or instrument specified by the Borrower and the Administrative Agent as a “Loan Document” (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1(b) sets forth the Loan Parties as of the Agreement Date.

“Managing Agents” means the “Managing Agents” listed on the cover page hereto.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Revolving Maturity Date.

“Marketable Securities” means (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New York Stock Exchange, the American Stock Exchange or another recognized national United States securities exchange and (b) securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States or America or the District of Columbia, which Persons have a Credit Rating of BBB- or higher from S&P or Fitch, Baa3 or higher from Moody’s, or an equivalent or higher rating from another Rating Agency.

“Material Acquisition” means the acquisition by Spirit REIT and its Subsidiaries of real property assets or portfolios of such assets or operating businesses if, after giving effect thereto, the aggregate amount of all such acquisitions during the 12-month period ending on the date of such acquisition is equal to or greater than 7.5% of Total Asset Value.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents (taken as a whole) to which they are party, (c) the validity or enforceability of the Loan Documents (taken as a whole) or (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or verbal, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary to which more than ten percent (10%) of Total Asset Value is attributable on an individual basis, provided that any entity that is jointly owned by a third party unaffiliated with Spirit REIT, the Borrower or their respective Subsidiaries as part of a joint venture shall not be a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means for any period and any Property, the difference (if positive) between: (i) total revenues (as determined in accordance with GAAP) attributable to such Property during such period, including rents, additional rents (including tenant reimbursement income for expenses not excluded from the description in clause (ii) below) and all other revenues (including minimum lease payments from direct financing leases) from such Property, as well as proceeds from rent/payment loss or business interruption insurance, condemnation awards to the extent relating to lost usage compensation, lease termination fees and legal settlements or awards related to lease or loan payments (but not in excess of the actual rent/payments otherwise payable), but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent/payments, minus (ii) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding (x) any of the foregoing to the extent included in imputed management fee referred to in clause (iv) below as reasonably determined by the Borrower, (y) any general overhead expenses of Spirit REIT and its Subsidiaries and (z) any property management fees), in each case to the extent not covered by the tenant as required in the lease agreement, minus (iii) the Reserve for Replacements for such Property as of the end of such period, minus (iv) an imputed management fee in an amount equal to the greater of actual management fees incurred or 1% of the gross revenues for such Property for such period, minus (v) all rents received from tenants or licensees or guarantors of any of the foregoing (A) that are in default of payment or other material monetary obligations under their lease for sixty (60) days or more or (B) that are subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding and, with respect to tenants or licensees or any guarantor thereof in bankruptcy or similar proceedings, have filed a motion to reject their lease or license respectively in such proceeding.

For purposes of determining Net Operating Income, to the extent that greater than five percent (5%) of Net Operating Income is attributable to leases where the mortgagee, tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, such excess shall be excluded. Additionally, Net Operating Income shall be adjusted to remove any impact from amortization of above and below market rent intangibles pursuant to FASB ASC 805.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.8 evidencing the Borrower’s request for the Continuation of a Term Benchmark Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Banks or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property occupied by tenants that are not Affiliates of the Borrower pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate net rentable square footage of such Property.

“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of Spirit REIT, liabilities and obligations of Spirit REIT, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Spirit REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Spirit REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which Spirit REIT is required to file with the SEC.

“OFAC” has the meaning given to such term in Section 7.1(v).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given to such term in Section 13.5(d).

“Participant Register” has the meaning given to such term in Section 13.5(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to it in Section 12.7(c).

“Payment Notice” has the meaning assigned to it Section 12.7(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) which are not at the time required to be paid or discharged under Section 8.6, (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) assessment liens and periodic changes imposed under recorded covenants, conditions and restrictions, in each case not yet delinquent, and Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties; and (g) Liens in existence on the Agreement Date and set forth on Schedule 1.1(c).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person that was at such time a member of the ERISA Group for employees of any Person that was at such time a member of the ERISA Group.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Default Rate” means, in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.0)% per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by Spirit REIT or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to Spirit REIT or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means the office of the Administrative Agent located at 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the sum of (i) the unused Commitments of such Lender plus (ii) the unpaid principal amount of all outstanding Loans and Letter of Credit Liabilities owing to such Lender as of such date to (b) the sum of (i) the aggregate unused Commitments of all Lenders plus (ii) the aggregate unpaid principal amount of all outstanding Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination, the Commitments have terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding.

“Property” means a parcel (or group of related parcels) of real property owned or developed (or to be developed) by Spirit REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 13.22.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Fitch, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing (which approval shall not be unreasonably withheld, conditioned or delayed).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (4) if the RFR for such Benchmark is Daily Simple SOFR, then the next Business Day after such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning given to such term in Section 13.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including Regulation D of the Board of Governors of the Federal Reserve System) or in the administration, interpretation, implementation or application thereof or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the applicable Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Section 856 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a

Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted CDOR Rate, or (iv) with respect to any Borrowing denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, as applicable, as applicable.

“Requisite Lenders” means, as of any date, Lenders having Revolving Commitments (or, after termination of all of the Revolving Commitments, Revolving Credit Exposures) representing more than 50% of the sum of the total Revolving Commitments (or Revolving Credit Exposures) at such time; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders. For purposes of this definition, a Revolving Lender (other than the applicable Issuing Bank) shall be deemed to hold a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (i) (a) the aggregate square footage of all completed space of such Property that is not subject to “triple net” leases, multiplied by (b) $0.10, multiplied by (c) the number of days in such period divided by (ii) three hundred sixty-five (365). If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all Properties of all Unconsolidated Affiliates.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, chief financial officer, treasurer or controller or any other financial officer of the Borrower or such Subsidiary, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person so designated by any of the foregoing officers in a notice to the Administrative Agent (and with respect to which the Administrative Agent has received a certificate of incumbency) or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Spirit REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Spirit REIT or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Spirit REIT or any of its Subsidiaries now or hereafter outstanding.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists and is continuing.

“Revolving Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of an Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.2(i), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(a) as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.15(a), as the same may be reduced from time to time pursuant to Section 2.11(a) or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5 or increased as appropriate to reflect any increase effected in accordance with Section 2.15(a).

“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero (0), the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction (after giving effect to any assignments made by or to such Lender).

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities at such time.

“Revolving Facility” means the Revolving Commitments and Revolving Loans.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Maturity Date” means March 31, 2026, subject to extension as provided in Section 2.12, or if the Revolving Commitments are earlier terminated pursuant to Section 2.11 or Section 11.2, such earlier termination date.

“Revolving Note” means a promissory note made by the Borrower, substantially in the form of Exhibit F, payable to a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, Daily Simple SOFR.

“RFR Administrator” means the SONIA Administrator or the SOFR Administrator, as applicable.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” has the meaning given to such term in Section 7.1(v).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of Spirit REIT, shall include (without duplication) Spirit REIT’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates, net of cash and Cash Equivalents held in any cash collateral and/or lender reserve account (which shall not include reserves and impounds for property operating expenses), which account is subject to a Lien or a Negative Pledge in relation to such Indebtedness or the disposition of which account is restricted in any way in relation to such Indebtedness.

“Secured Leverage Ratio” has the meaning given to such term in Section 10.1(c).

“Securities Act” means the Securities Act of 1933.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, when used with respect to any Person (or group of Persons), that (a) the fair value and the fair salable value of its (or their) assets (excluding any Indebtedness due from any Affiliate of such Person (or group of Persons)) are each in excess of the fair valuation of its (or their) total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is (or group of Persons are) able to pay its (or their) debts or other obligations in the ordinary course as they mature; and (c) such Person (or group of Persons) has capital not unreasonably small to carry on its (or their) business and all business in which it proposes (or they propose) to be engaged.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Specified Representations” means (a) the representations set forth in Section 7.1(a) (relating to organizational existence of the Loan Parties), Section 7.1(c), Section 7.1(d)(ii)(A) (relating to the Loan Parties), Section 7.1(l), Section 7.1(p), Section 7.1(q), Section 7.1(v), Section 7.1(y) and Section 7.1(z) and (b) if the relevant Limited Condition Transaction is an acquisition, such representations and warranties, if applicable, made by or with respect to the acquired business and its subsidiaries in the acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its affiliates has the right to terminate its obligations under the acquisition agreement, or to decline to consummate the acquisition pursuant to the acquisition agreement, as a result of a breach of such representations and warranties in the acquisition agreement, if applicable.

“Spirit REIT” means Spirit Realty Capital, Inc., a Maryland corporation.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Stated Amount” means the amount that may be drawn by a beneficiary under a Letter of Credit during the remaining term thereof in accordance with the terms of such Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or Adjusted CDOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans and the other Guaranteed Obligations in a manner reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless otherwise specified, all references to Subsidiaries herein shall refer to Subsidiaries of Spirit REIT.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of ten percent (10.00%) of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Supported QFC” has the meaning assigned to it in Section 13.22.

“Sustainability Structuring Agent” means the Sustainability Structuring Agent listed on the cover page of this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” has the meaning set forth in the introductory paragraph hereof.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted CDOR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Titled Agent” has the meaning given to such term in Section 12.9.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of Spirit REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis:

(a) cash, Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien other than a Permitted Lien (but not any Permitted Lien described in clause (g) of such definition) or a Negative Pledge (except for those permitted under Section 10.2) or the disposition of which is restricted in any way), cash contained in any account established by or for the benefit of the Borrower or its Subsidiaries to effectuate a tax-deferred exchange in connection with the purchase and/or sale of Property and Marketable Securities; plus

(b) (i) Net Operating Income for the most recent fiscal quarter ended for all Properties (other than Properties described in clauses (d), (e) and (f) below) owned for the full fiscal quarter most recently ended multiplied by four (4), divided by (ii) the Capitalization Rate; plus

(c) the GAAP book value for any Property acquired by the Borrower or such Subsidiary during the fiscal quarter most recently ended and owned as of the end of such fiscal quarter; plus

(d) for any Property owned as of the end of the fiscal quarter most recently ended that is below 85% Occupancy, but that has been less than 85% Occupancy for no more than 12 months, the greater of (i) 75% of the unimpaired GAAP book value of such Property, or (ii) the most recent fiscal quarter’s Net Operating Income from such Property multiplied by four and divided by the Capitalization Rate; plus

(e) the GAAP book value of all Development Assets owned as of the end of the fiscal quarter most recently ended; plus

(f) the GAAP book value of Unimproved Land owned as of the end of the fiscal quarter most recently ended; plus

(g) the GAAP book value of Traditional Mortgage Receivables or notes receivable owned as of the end of the fiscal quarter most recently ended.

Spirit REIT’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the Borrower or a consolidated Subsidiary. For purposes of determining Total Asset Value: Net Operating Income from Development Assets, and Properties disposed of by the Borrower, any Subsidiary or any Unconsolidated Affiliate, as applicable, during the fiscal quarter most recently ended and from Properties acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate, as applicable, during the fiscal quarter most recently ended shall, in each such case, be excluded from the immediately preceding clause (b).

The calculation of Total Asset Value shall be adjusted to eliminate the portion of each of the following types of assets that exceeds the limitation specified for such assets:

Type of Asset	Maximum Percentage of Total Asset Value
1. Unimproved Land and Development Assets	15%
2. The aggregate of (a) Properties leased to Spirit REIT or any of its Subsidiaries under a ground lease, (b) Unimproved Land, (c) Marketable Securities (other than Cash Equivalents), Common Stock, Preferred Equity Interests and similar equity interests, (d) Traditional Mortgage Receivables and Notes Receivable, (e) Development Assets, and (f) Unconsolidated Affiliates	35%

“Total Indebtedness” means, as to any Person as of a given date and without duplication: (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis, and (b) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, net of cash and Cash Equivalents held in any cash collateral account and/or lender reserve account (which shall not include reserves and impounds for property operating expenses), subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way.

“Total Leverage Ratio” has the meaning given to such term in Section 10.1(a).

“Traditional Mortgage Receivable” means any Indebtedness owing to the Borrower or its Subsidiaries which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “Traditional Mortgage Receivable” in its most recent Compliance Certificate; provided that any such Indebtedness owed by an Unconsolidated Affiliate shall be reduced by the Borrower’s or such Subsidiary’s, as applicable, Ownership Share of such Indebtedness.

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a Term Benchmark Loan, a Base Rate Loan or a RFR Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person. Unless otherwise specified, all references to Unconsolidated Affiliates herein shall refer to Unconsolidated Affiliates of Spirit REIT.

“Unencumbered Asset Value” means, as of the last day of any fiscal quarter, the sum (without duplication) of all of the following of Spirit REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis:

(a) Unencumbered NOI for such fiscal quarter multiplied by four divided by the Capitalization Rate, plus

(b) cash, Cash Equivalents (other than tenant deposits and other cash and cash equivalents that are subject to a Lien other than a Permitted Lien (but not any Permitted Lien described in clause (g) of such definition) or a Negative Pledge (except for those permitted under Section 10.2) or the disposition of which is restricted in any way), and cash contained in any accounts established by or for the benefit of the Borrower or its Subsidiaries to effectuate a tax-deferred exchange in connection with the purchase and/or sale of Property; plus

(c) the GAAP book value of all Unencumbered Pool Assets that are Eligible Assets acquired during such fiscal quarter, plus

(d) for any Property that is an Eligible Asset owned as of the end of the fiscal quarter most recently ended that is below 85% Occupancy, but that has been less than 85% Occupancy for no more than 12 months, the greater of (i) 75% of the unimpaired GAAP book value of such Property, or (ii) the most recent fiscal quarter’s Net Operating Income from such Property multiplied by four and divided by the Capitalization Rate; plus

(e) the GAAP book value of Traditional Mortgage Receivables or notes receivable owned as of the end of such fiscal quarter (in each case, not subject to a Lien other than a Permitted Lien (but not any Permitted Lien described in clause (g) of such definition) or a Negative Pledge (except for those permitted under Section 10.2) or the disposition of which is restricted in any way); plus

(f) the GAAP book value of all Unencumbered Pool Assets that are Development Assets owned as of the end of the fiscal quarter most recently ended, plus

(g) the GAAP book value of all Unencumbered Pool Assets that are Unimproved Land owned as of the end of the fiscal quarter most recently ended.

For purposes of determining Unencumbered Asset Value: (i) Unencumbered NOI from Unencumbered Pool Assets disposed of by Spirit REIT or any Subsidiary during the relevant fiscal quarter and from Unencumbered Pool Assets acquired by Spirit REIT or any Subsidiary during such fiscal quarter shall, in each case, be excluded from clause (a) above; (ii) to the extent the amount of Unencumbered Asset Value attributable to Unencumbered Pool Assets subject to Ground Leases would exceed 15% of Unencumbered Asset Value, such excess shall be excluded; (iii) to the extent the amount of Unencumbered Asset Value attributable to the sum of Traditional Mortgage Receivables and notes receivable would exceed 15% of Unencumbered Asset Value, such excess shall be excluded; and (iv) to the extent the aggregate amount of Unencumbered Asset Value attributable to Development Assets and Unimproved Land would exceed 15% of Unencumbered Asset Value, such excess shall be excluded. Marketable Securities (other than Cash Equivalents), Common Stock, Preferred Equity Interests and similar equity interests shall not be included when determining the Unencumbered Asset Value.

“Unencumbered NOI” means, for any fiscal quarter:

(a) Net Operating Income for such fiscal quarter from all Properties that are Eligible Assets (provided that with respect to Properties not owned for the full quarter, only the Net Operating Income for the period during which such Properties are owned by the Borrower or a Subsidiary shall be included); plus

(b) solely when calculating the Unencumbered Interest Coverage Ratio, income from Traditional Mortgage Receivables and interest from notes receivable for such fiscal quarter.

For purposes of determining Unencumbered NOI when calculating the Unencumbered Interest Coverage Ratio, to the extent the amount of Unencumbered NOI attributable to clause (b) above would exceed 10% of Unencumbered NOI, such excess shall be excluded.

“Unencumbered Pool” means, collectively, all of the Unencumbered Pool Assets.

“Unencumbered Pool Asset” means any Property that is (a) owned directly or indirectly by Spirit REIT, the Borrower or a wholly owned Subsidiary of Spirit REIT, (b) not subject to a lien that secures Indebtedness of any person or entity, other than the Permitted Liens (but not Permitted Liens described in clause (g) of such definition) and (c) not subject to any Negative Pledge, except for those permitted under Section 10.2.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unsecured Indebtedness” means, with respect to a Person, Total Indebtedness of such Person minus Secured Indebtedness of such Person; provided that any recourse Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“Unsecured Interest Expense” means, with respect to a Person and for any period, the cash portion of all Interest Expense of such Person for such period attributable to Unsecured Indebtedness of such Person.

“Unsecured Leverage Ratio” has the meaning given to such term in Section 10.1(e).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 3.10(g)(ii)(B)(III).

“Warehouse Entity” means a wholly-owned (directly or indirectly) Subsidiary that the Borrower has identified as an intended future issuer under the Master Funding securitization programs sponsored by Spirit REIT.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party, and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Matters.

(a) Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

(b) Notwithstanding anything to the contrary contained in Section 1.2(a) or in the definition of “Capitalized Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP as of January 14, 2019 shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.3 Interpretation.

For purposes of this Agreement and each other Loan Document, unless otherwise specified or the context otherwise requires, (a) any reference to a “Section”, an “Article”, an “Exhibit” or a “Schedule” is to a section, article, exhibit or schedule of the document in which such reference appears; (b) any reference to any document, instrument or agreement (including this Agreement) (i) includes all exhibits, schedules and other attachments hereto or thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement hereof or thereof, to the extent permitted hereby or thereby and (iii) means such document, instrument or agreement, or replacement or predecessor hereto or thereto, as amended, supplemented, restated or otherwise modified from time to time (except to the extent prohibited hereby or thereby); (c) any reference to any law or regulation includes all statutory and regulatory provisions consolidating, amending, supplementing, replacing or interpreting such law or regulation; (d) each term stated in either the singular or plural includes the singular and plural; (e) a pronoun stated in the masculine, feminine or neuter gender includes the masculine, the feminine and the neuter; (f) any reference to an “Affiliate” means an Affiliate of Spirit REIT; (g) titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement; (h) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including;” and (k) all references to time are references to Central time daylight or standard, as applicable. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.4 Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of Spirit REIT of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) Spirit REIT’s Ownership Share of the Borrower shall be deemed to be one hundred percent (100%).

Section 1.5 Interest Rates; Benchmark Notification.

The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 5.2(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The

Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6 Exchange Rates; Currency Equivalents.

(a) For purposes of any determination under Article X (other than for purposes of calculating the Debt Leverage Ratios) or any determination under any other provision of this Agreement requiring the use of a current exchange rate (other than those described in clauses (b) and (c) below), all amounts incurred or proposed to be incurred in currencies other than Dollars shall be translated into Dollars at the exchange rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article X with respect to the amount of any Indebtedness, Investment, disposition or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or disposition or Restricted Payment is made and (y) for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or disposition or Restricted Payment may be made at any time under such Sections. For purposes of calculating the Debt Leverage Ratios, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1 or Section 9.2 (or, prior to the Effective Date, the most recent financial statements delivered to the Administrative Agent).

(b) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(c) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

(d) Each provision of this Agreement relating to Alternative Currencies shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.7 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.8 Certain Calculations and Tests.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, solely for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the LCT Test Date. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default or specified Event of Default occurs following the relevant LCT Test Date and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b) In connection with any action being taken in connection with a Limited Condition Transaction, solely for the purposes of determining compliance with any provision of this Agreement which requires the calculation of the Debt Leverage Ratios (but, for the avoidance of doubt, not for purposes of determining whether the Borrower has actually complied with any financial covenant in Section 10.1), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of compliance with such provision hereunder shall be deemed to be the date on which the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date for which financial statements have been delivered pursuant to Section 9.1 or Section 9.2 (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters of the Borrower included in the latest financial statements provided to the Administrative Agent), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such provision, such provision shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, including due to fluctuations in Adjusted EBITDA or Total Asset Value of the Borrower or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such ratio has been satisfied in connection with such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then (i) in connection with any subsequent calculation of any ratio or test with respect to the incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, mergers or dispositions on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) such ratio or test shall not be tested at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, this Section 1.8 shall not, except to the extent expressly set forth in Section 2.15 with respect to increases of the Revolving Commitments, apply to Section 6.2.

Section 1.9 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. New York City time, twenty (20) Business Days prior to the date of the desired Borrowing or issuance, extension or increase of any Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Loans) or each Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend this Agreement to the extent necessary to add the appropriate rate for such currency and (ii) to the extent the amendment reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Loans. If the Administrative Agent and each Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (iii) the Administrative Agent and the Issuing Bank may amend this Agreement to the extent necessary to add the applicable rate for such currency and (iv) to the extent this Agreement reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.9, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II

CREDIT FACILITY

Section 2.1 Revolving Loans.

(a) Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including Section 2.14, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars or in one or more Alternative Currencies to the Borrower during the period from the Effective Date to the Revolving Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment. Subject to Section 5.2, each Revolving Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of Base Rate Loans, Term Benchmark Loans or RFR Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith. Each borrowing of Revolving Loans shall be in the Dollar Equivalent amount of $1,000,000 or a higher integral Dollar Equivalent multiple of $100,000 (or such lesser amount as may be necessary to repay draws under any Letter of Credit). Notwithstanding the immediately preceding sentence but subject to Section 2.14, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Requests for Revolving Loans. (1) Not later than 11:00 a.m., New York City time on the Business Day of a borrowing of Revolving Loans that are to be Base Rate Loans, (2) not later than 11:00 a.m. New York City time on the Business Day of a borrowing of Revolving Loans denominated in Dollars that are to be RFR Loans, (3) not later than 11:00 a.m. New York City time at least 3 Business Days prior to a borrowing of Revolving Loans denominated in Dollars that are to be Term Benchmark Loans, (4) not later than 12:00 p.m. New York City time at least 3 Business Days prior to a borrowing of Revolving Loans denominated in Canadian Dollars or Euros that are to be Term Benchmark Loans, and (5) not later than 11:00 a.m. New York City time at least 5 RFR Business Days prior to a borrowing of Revolving Loans denominated in Sterling that are to be RFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the Agreed Currency and the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans and, if such Revolving Loans are to be Term Benchmark Loans, the initial Interest Period for such Revolving Loans. If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Loan Borrowing made in Dollars. If no Interest Period is specified with respect to any Term Benchmark Loan Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan, a Term Benchmark Loan or a RFR Loan) request that the Administrative Agent provide the Borrower with the most recent Term Benchmark Rate or RFR Rate available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c) Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Revolving Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m., New York City time on the date of such proposed Revolving Loans (or 2:00 p.m., New York City time, in the case of a Base Rate Loan or RFR Loan denominated in Dollars requested on such date). Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly make available to the Borrower in the account specified in the Borrower Administrative Questionnaire, the proceeds of such amounts so received by the Administrative Agent.

(d) Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Revolving Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Revolving Lender in connection with any borrowing, the Administrative Agent may assume that such Revolving Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. In such event, if such Revolving Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Revolving Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from the date such Revolving Loan is made available to the Borrower to the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Revolving Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If the Borrower and such Revolving Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Revolving Lender.

Section 2.2 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including Section 2.14, the Issuing Banks, on behalf of the Revolving Lenders, agree to issue for the account of the Borrower during the period from the Effective Date to the date five (5) Business Days prior to the Revolving Maturity Date, one or more standby letters of credit denominated in Dollars or an Alternative Currency (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount; provided that an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of all outstanding Letter of Credit Liabilities pursuant to Letters of Credit issued by such Issuing Bank would exceed its Letter of Credit Commitment (unless otherwise agreed by such Issuing Bank), (ii) the total Letter of Credit Liabilities would exceed the L/C Commitment Amount, (iii) a Lender’s Revolving Credit Exposure would exceed its Revolving Commitment, (iv) the sum of the total Revolving Credit Exposures of all Lenders would exceed the total Revolving Commitments or (v) the sum of the total Revolving Credit Exposures in all Alternative Currencies would exceed the Alternative Currency Sublimit. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Person subject to Sanctions, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally. The Existing Letters of Credit shall be deemed Letters of Credit under this Agreement.

In addition, an Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally in place at the time of such issuance.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and the form of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is five (5) Business Days prior to the Revolving Maturity Date, or (ii) any Letter of Credit have an initial duration in excess of one (1) year; provided that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-extension from the applicable Issuing Bank, but in no event shall any such provision permit the extension of the current expiration date of such Letter of Credit beyond the earlier of (x) the date that is five (5) Business Days prior to the Revolving Maturity Date and (y) the date one (1) year after the current expiration date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Lenders no later than five (5) Business Days prior to the Revolving Maturity Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date five (5) Business Days prior to the Revolving Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date five (5) Business Days prior to the Revolving Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Extended Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $50,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit (or such shorter period as the such Issuing Bank may agree), such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Agreed Currency and initial Stated Amount, (ii) beneficiary, (iii) expiration date, and (iv) desired Issuing Bank. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit on the applicable Issuing Bank’s standard form, and other forms as requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary, but in no event prior to the date five (5) Business Days (or such shorter period as agreed by the applicable Issuing Bank) following the date after which the applicable Issuing Bank has received all of the items required to be delivered to it under this subsection. No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, an Issuing Bank shall deliver to the Borrower a copy of each Letter of Credit issued by such Issuing Bank within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document (excluding any certificate or other document presented by a beneficiary in connection with a drawing under such Letter of Credit), the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each applicable Issuing Bank for the amount of each demand for payment under such Letter of Credit, such payment to be made in the currency of such payment on or before the later of (i) the Business Day following receipt by the Borrower from the applicable Issuing Bank of notice of such demand for payment, and (ii) to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (such date, the “Honor Date”); provided that if the Borrower does not make such payment on the applicable Honor Date, such unreimbursed drawing shall be deemed to be a Revolving Loan under this Agreement, with each Revolving Lender funding its portion of such Revolving Loan, all pursuant to clause (e) below. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation in respect of a Letter of Credit issued by such Issuing Bank, such Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Revolving Lender’s Revolving Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow a Revolving Loan hereunder to finance its obligation to reimburse the applicable Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit issued by such Issuing Bank by the date of such payment, the failure of which such Issuing Bank shall promptly notify the Administrative Agent, then whether or not the applicable conditions contained in Article VI would permit the making of Revolving Loans, such unpaid Reimbursement Obligation shall automatically be converted into Revolving Loans denominated in Dollars (which shall initially be Base Rate Loans and shall accrue interest at the Base Rate plus the Applicable Margin applicable thereto unless and until Converted in accordance with Section 2.9) in an amount equal to the Dollar Equivalent of the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon, New York City time; provided that if under Applicable Law such unpaid Reimbursement Obligations cannot be automatically converted into Revolving Loans, then the provisions of subsection (j) of this Section shall apply. The amount limitations set forth in the second sentence of Section 2.1(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Revolving Commitments. Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized with respect to such Letter of Credit for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or the Revolving Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Revolving Lenders or (ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. The obligation of the Borrower to reimburse the applicable Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of Section 2.2(e) above, shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any demand, statement or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (E) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (F) payment by an Issuing Bank under any Letter of Credit issued by it against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (G) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9, but not in limitation of the Borrower’s unconditional obligation to reimburse the applicable Issuing Bank for any drawing made under a Letter of Credit issued by such Issuing Bank as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit (excluding any amendment that reduces the amount of such Letter of Credit) issued by it shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders, if any, required by Section 13.6 shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).

(i) Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by an Issuing Bank of any Letter of Credit each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by such Issuing Bank pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of any Issuing Bank, the Administrative Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5(d)).

(j) Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds in Dollars, the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by such Issuing Bank to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d). If the notice referenced in the second sentence of Section 2.2(e) is received by a Revolving

Lender not later than 11:00 a.m., New York City time on a Business Day. then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m., New York City time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m., New York City time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or (f), (iv) the termination of the Revolving Commitments, or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of any Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Revolving Lenders. Promptly following any change in any Letter of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank and outstanding at such time. Upon the request of Administrative Agent and/or any Revolving Lender from time to time, each Issuing Bank shall deliver any other information reasonably requested by such Revolving Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding. Other than as set forth in this subsection, the Issuing Banks shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of an Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l) Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of any Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(m) Replacement and Resignation of an Issuing Bank; Designation of Additional Issuing Banks. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.5(d) (unless such replaced Issuing Bank is a Defaulting Lender). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of Issuing Banks under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.2(m)(i) above.

(iii) The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement, and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(n) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.3 [Reserved].

Section 2.4 Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each applicable Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from the date of the making of such Loan to the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans;

(ii) during such periods as such Loan is a Term Benchmark Loan, at the Adjusted Term SOFR Rate, the Adjusted CDOR Rate or the Adjusted EURIBOR Rate, as applicable, for such Loan for the Interest Period therefor, plus the Applicable Margin for Term Benchmark Loans; and

(iii) during such periods as such Loan is a RFR Loan, at the applicable Adjusted Daily Simple RFR plus the Applicable Margin for RFR Loans.

Notwithstanding the foregoing, while an Event of Default exists and is continuing under Section 11.1(a), 11.1(e) or 11.1(f), or in the case of any other Event of Default that exists and is continuing, at the direction of the Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Banks, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate in accordance with Section 2.4(a) above shall be payable from time to time on demand by Administrative Agent. In the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the Revolving Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for one (1) year, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

Section 2.5 Number of Interest Periods.

There may be no more than twelve (12) different Term Benchmark Borrowings and RFR Borrowings outstanding at the same time.

Section 2.6 Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Maturity Date.

Section 2.7 Prepayments; Reborrowings.

(a) Optional. Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent prior written notice of the prepayment of any Loan by 11:00 a.m. New York City time (x) at least three (3) Business Days before the date of any prepayment of Term Benchmark Loans, (y) at least one (1) Business Day before the date of any prepayment of Base Rate Loans or RFR Loans denominated in Dollars or (z) at least five (5) RFR Business Days before the date of any prepayment of RFR Loans denominated in Sterling. Each voluntary prepayment of Loans shall be in an aggregate minimum Dollar Equivalent amount of $1,000,000 and integral Dollar Equivalent multiples of $100,000 in excess thereof.

(b) Mandatory Prepayment of Revolving Loans.

(i) Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii) Alternative Currency Revaluation. If the Administrative Agent notifies the Borrower at any time that the aggregate Dollar Equivalent amount of all Loans and Letter of Credit Liabilities denominated in Alternative Currencies at such time exceeds an amount equal to 102% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(iii) Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i) and (ii) shall be applied to pay all amounts of principal outstanding on the Revolving Loans (and to such Revolving Loans as the Borrower may direct or, with respect to Loans denominated in Dollars, in the absence of such direction or if an Event of Default exists and is continuing, first to Base Rate Loans, then to RFR Loans, and then successively to Term Benchmark Loans with the shortest remaining Interest Periods) and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations.

(c) All Prepayments. Any prepayment of Loans shall be accompanied by (i) accrued interest on the amount prepaid and (ii) any amount payable pursuant to Section 5.4.

(d) No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.8 Continuation.

So long as no Default or Event of Default exists and is continuing, the Borrower may on any Business Day, with respect to any Term Benchmark Loan, elect to maintain such Term Benchmark Loan or any portion thereof as a Term Benchmark Loan by selecting a new Interest Period for such Term Benchmark Loan. Each Continuation of a Term Benchmark Loan shall be in an aggregate minimum Dollar Equivalent amount of $1,000,000 and integral Dollar Equivalent multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m., New York City time three (3) Business Days prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Term Benchmark Loans and portions thereof (and Agreed Currency thereof) subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower fails to deliver a timely and complete Notice of Continuation or Notice of Conversion with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. If the Borrower fails to deliver a timely and complete Notice of Continuation or Notice of Conversion with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period therefor, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Requisite Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in Dollars shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in an Alternative Currency shall bear interest (1) if denominated in Canadian Dollars, at the Canadian

Prime Rate and (2) if denominated in any other Alternative Currency, at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (A) converted to a Base Rate Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.

Section 2.9 Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan or a RFR Loan denominated in Dollars may not be Converted into a Term Benchmark Loan if the circumstances set forth in the last sentence of Section 2.8 are applicable. Each Conversion of Base Rate Loans or RFR Loans denominated in Dollars into Term Benchmark Loans shall be in an aggregate minimum Dollar Equivalent amount of $1,000,000 and integral Dollar Equivalent multiples of $100,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m., New York City time three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term Benchmark Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.10 Notes.

(a) Notes. Upon the request of any Revolving Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note, which shall evidence such Lender’s Revolving Loans in addition to the accounts or records referred to below.

(b) Records. Subject to Section 13.5(c), which shall control in the event of any inconsistency with this Section 2.10(b), the date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11 Reductions of the Commitments.

(a) Voluntary Reduction of Revolving Commitments. The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be effective only upon receipt by the Administrative Agent (“Revolving Commitment Reduction Notice”); provided, however, (a) the Borrower may not reduce the aggregate amount of the Revolving Commitments below $100,000,000 unless the Borrower terminates the Revolving Commitments in full and (b) if such reduction or termination is being made in connection with the closing of another transaction, then it may be made conditional on the closing of such other transaction. Promptly after receipt of a Revolving Commitment Reduction Notice, the Administrative Agent shall notify each Revolving Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased (except pursuant to Section 2.15(a)) or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including any applicable compensation due to each Revolving Lender in accordance with Section 5.4. Each notice delivered by the Borrower pursuant to this Section 2.11(a) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.12 Extension of Revolving Maturity Date.

The Borrower shall have the right, exercisable two (2) times, to request that the Administrative Agent and the Revolving Lenders extend the Revolving Maturity Date by six (6) months per extension. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least thirty (30) days, but not more than one hundred twenty (120)

days, prior to the then current Revolving Maturity Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Revolving Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions for each extension, the Revolving Maturity Date shall be extended by six (6) months (to September 30, 2026, in the case of the first extension, and to March 31, 2027, in the case of the second extension): (x) on the date of the Extension Request and after giving effect to such extension, (A) no Default or Event of Default shall exist and be continuing, and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents, (y) the Borrower shall have paid the Fees payable under Section 3.5(c) and all expenses of the Administrative Agent payable pursuant to Section 13.2 that have been invoiced at least two (2) Business Days prior to such extension date and (z) each of the Guarantors has reaffirmed in writing that its Guaranty remains in full force and effect (which such reaffirmation may be part of the Extension Request). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (x)(A), (x)(B) and (z) (which such certifications may be part of the Extension Request).

Section 2.13 Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the Revolving Commitments are terminated or reduced to zero (0) (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Revolving Lenders and the Issuing Banks, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.

Section 2.14 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan, the Issuing Banks shall not be required to issue any Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.11 shall take effect, if immediately after the making of such Revolving Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments, (a) any Lender’s Revolving Credit Exposure would exceed its Revolving Commitment, (b) the Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time, or (c) the aggregate principal amount of all outstanding Revolving Loans denominated in Alternative Currencies, together with the aggregate amount of all Letter of Credit Liabilities in all Alternative Currencies, would exceed the Alternative Currency Sublimit.

Section 2.15 Increase in Commitments.

The Borrower shall have the right to request increases in the aggregate amount of the Revolving Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided that after giving effect to any and all such increases the aggregate amount of the Revolving Commitments shall not exceed One Billion Seven Hundred Million Dollars ($1,700,000,000). Each such increase in the Revolving Commitments must be an aggregate minimum amount of $25,000,000 (or such lesser amount as the Borrower and the Administrative Agent may agree in writing) and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Revolving Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders and the Fees to be paid for such increased Revolving Commitments; provided, that, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required for all banks, financial institutions and institutional lenders that agree to provide any such increase in the event the consent of the Borrower would be required if such bank, financial institution or institutional lender were to become a Lender pursuant to Section 13.5(b)(iii)(A). No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or provide a new Revolving Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b).

If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage (determined with respect to the Revolving Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.2(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans.

The effectiveness of the increase of the Revolving Commitments under this Section is subject to the following conditions precedent (subject, in the case of an increase of the Revolving Commitments incurred to finance a Limited Condition Transaction, to Section 1.8; provided, that any such request for increase in Revolving Commitments by the Borrower shall specify that such condition is to apply): (w) no Default or Event of Default (or in the case of an increase of the Revolving Commitments incurred to finance a Limited Condition Transaction, no Event of Default described in clause (a), (e) or (f) of Section 11.1) shall exist and be continuing on the effective date of such increase, (x) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; provided, that in the case of an increase of the Revolving Commitments incurred to finance a Limited Condition Transaction, such representations and warranties shall be limited to the Specified Representations, (y) payment of any and all Fees required in connection with such increased Revolving Commitments, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all partnership or other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) to the extent requested by the applicable Lender, a new Revolving Note executed by the Borrower, payable to such new Revolving Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Revolving Lenders increasing their Revolving Commitments, in the amount of such Revolving Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments and a Beneficial Ownership Certification.

In connection with any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.15(a), any Revolving Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 2.16 Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Borrower Administrative Questionnaire.

Section 2.17 Sustainability Targets.

(a) The parties hereto acknowledge that the Sustainability Targets (as defined below) have not been determined and agreed as of the date of this Agreement and that Schedule 2.17 therefore has been intentionally left blank. The Borrower may, but is not required to, at any time prior to the first anniversary of the Effective Date, submit a request in writing to the Administrative Agent that this Agreement be amended to include the Sustainability Targets and other related provisions (including without limitation those provisions described in this Section 2.17), to be mutually agreed among the parties hereto in accordance with this Section 2.17 and Section 13.6 (such amendment, the “ESG Amendment”). Such request shall be accompanied by the proposed Sustainability Targets as prepared by the Borrower in consultation with the Sustainability Structuring Agent and devised with assistance from the Sustainability Assurance Provider (defined below), which shall be included as Schedule 2.17 (the “Sustainability Table”). The proposed ESG Amendment shall also include the ESG Pricing Provisions (defined below) and identify a sustainability assurance provider, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing (the “Sustainability Assurance Provider”).

(b) The Administrative Agent, the Lenders and the Borrower shall in good faith enter into discussions to reach an agreement in respect of the proposed Sustainability Targets and Sustainability Assurance Provider, and any proposed incentives for compliance with the Sustainability Targets, including any adjustments to the Applicable Margin therein) (such provisions, collectively, the “ESG Pricing Provisions”); provided that the amount of any such adjustments made pursuant to an ESG Amendment shall result in (x) a decrease of 0.01% in the “Applicable Margin (Term Benchmark and RFR Loans)” and “Applicable Margin (Base Rate Loans)” set forth in the definition of “Applicable Margin” during any calendar year in which the Borrower achieves one Sustainability Target and (y) a decrease of 0.02% in the “Applicable Margin (Term Benchmark and RFR Loans)” and “Applicable Margin (Base Rate Loans)” set forth in the definition of “Applicable Margin” during any calendar year in which the Borrower achieves two Sustainability Targets, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions; provided that (i) in no event shall any of the “Applicable Margin (Term Benchmark and RFR Loans)” and “Applicable Margin (Base Rate Loans)” be less than 0% at any time and (ii) for the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The ESG Amendment (including the ESG Pricing Provisions) will become effective once the Borrower, the Administrative Agent and the Requisite Lenders have executed the ESG Amendment. The Borrower agrees and confirms that the ESG Pricing Provisions shall follow the Sustainability Linked Loan Principles, as published in March 2022, and as may be updated, revised or amended from time to time by the Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”).

(c) Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the “Applicable Margin” (Term Benchmark and RFR Loans)” and “Applicable Margin (Base Rate Loans)” to a level not otherwise permitted by this Section 2.17 shall be subject only to the consent of the Requisite Lenders.

As used in this Section 2.17, “Sustainability Targets” means specified key performance indicators with respect to certain environmental, social and governance targets of the Borrower and its Subsidiaries.

ARTICLE III

PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

(a) Payments by Borrower. (i) Except to the extent otherwise provided herein, and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, to the Administrative Agent at the Principal Office, not later than 1:00 p.m., New York City time on the date on which such payment shall become due and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim (excluding Taxes to be withheld pursuant to Section 3.10). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Subject to Section 11.4, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day that is not a Business Day such date shall be extended to the next succeeding Business Day (unless, in the case of payment of interest on a Term Benchmark Loan, such next succeeding Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the next preceding Business Day) and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the applicable Overnight Rate.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a), 2.2(d) and 2.2(e) shall be made by the Revolving Lenders, each payment of the fees under Sections 3.5(a), 3.5(b), 3.5(c) and the first sentence of 3.5(d) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.11(a) shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) each payment of interest on Revolving Loans (excluding additional interest pursuant to Section 5.1(b)) shall be made for the account of the Revolving Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.5) shall be made pro rata among the Revolving Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; and (e) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.2, shall be in accordance with their respective Revolving Commitment Percentages.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other

Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.4, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders, during the period from the Effective Date until the date on which the Revolving Commitment terminates, a facility fee equal to the daily aggregate amount of the Revolving Commitments (whether or not utilized) multiplied by a rate per annum equal to the Applicable Facility Fee. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the date of termination of the Revolving Commitment; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate). The Borrower acknowledges that the fee payable hereunder is a bona fide facility fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c) Revolving Credit Extension Fee. If the Borrower exercises its right to extend the Revolving Maturity Date in accordance with Section 2.12, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a fee for each extension equal to six and one-quarter hundredths of one percent (0.0625%) of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized). Such fee shall be fully earned and due and payable in full on the date such extension is effective.

(d) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Term Benchmark Loans that are Revolving Loans multiplied by the daily average Stated Amount of each Letter of Credit for the period from the date of issuance of such Letter of Credit to (x) the date such Letter of Credit expires or is cancelled or terminated or (y) the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than One Thousand Five Hundred Dollars ($1,500). The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Maturity Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrower shall pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(e) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6 Computations.

All computations of interest for Base Rate Loans determined by reference to the Prime Rate, for Term Benchmark Loans denominated in Canadian Dollars, and for RFR Loans denominated in Sterling shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and Fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year) unless, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which the Administrative Agent determines market practice differs from the foregoing following the Effective Date, in accordance with such market practice. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

Section 3.7 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4(a)(i) through (iii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8 Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.6.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.2(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Revolving Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(ii) Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(d) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii) (other than the portion of any such fee payable under such preceding clause (ii)), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender that has not been Cash Collateralized by the Borrower, and (z) not be required to pay the remaining amount of any such Fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time.

(iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the applicable Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents for so long as there still exists a Defaulting Lender.

(f) Defaulting Lender Cure. If with respect to any Revolving Lender, the Borrower, the Administrative Agent and the Issuing Banks agree in writing that such Revolving Lender is no longer a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit (if applicable) to be held pro rata by the applicable Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure, or all Fronting Exposure has been Cash Collateralized by the Borrower, after giving effect thereto.

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of Seven Thousand Five Hundred Dollars ($7,500). The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Non-Defaulting Lenders.

Section 3.10 Taxes.

(a) Issuing Banks. For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amount at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed original of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV

INTENTIONALLY OMITTED

ARTICLE V

YIELD PROTECTION, ETC.

Section 5.1 Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, if any Regulatory Change shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirements (other than any reserve requirement reflected in the Adjusted Term SOFR Rate, Adjusted CDOR Rate or Adjusted EURIBOR Rate, as applicable) relating to any extensions of credit or other assets of, or any deposits with or for the account of, or other credit extended by, any Lender or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”).

(c) Lender’s Suspension of Term Benchmark Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Term Benchmark Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Term Benchmark Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, unless the Borrower is timely paying all such Additional Costs, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent) the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, Term Benchmark Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d) Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank and or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided that the failure of the Administrative Agent, an Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder, except that, the Borrower shall not be responsible for such compensation or requirement to make any other payments if the Borrower is not notified within one hundred eighty (180) days following the date of the effectiveness or implementation (which may be retroactive, in which case such 180-day period shall still, for the avoidance of doubt, be measured from the applicable date of the effectiveness or implementation thereof) by the applicable Governmental Authority of the Regulatory Change giving rise thereto. The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, an Issuing Bank or a Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, the applicable Issuing Bank and or the applicable Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 5.2 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 5.2, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the Adjusted CDOR Rate or the CDOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Requisite Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted CDOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Continuation or Notice of Conversion in accordance with the terms of Section 2.8 or Section 2.9 or a new Notice of Borrowing in accordance with the terms of Section 2.1(b), (A) for Loans denominated in Dollars, (1) any Notice of Continuation or Notice of Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be a Notice of Continuation, Notice of Conversion or Notice of Borrowing, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 5.2(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 5.2(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for a Base Rate Borrowing and (B) for Loans denominated in an Alternative Currency, any Notice of Continuation or Notice of Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, (1) if relating to Canadian Dollars, shall instead be deemed a request for Canadian Prime Rate Loans or (2) if relating to any other Alternative Currency, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 5.2(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Continuation or Notice of Conversion in accordance with the terms of Section 2.8 or Section 2.9 or a new Notice of Borrowing in accordance with the terms of Section 2.1(b), (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 5.2(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 5.2(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at (x) if denominated in Canadian Dollars, the Canadian Prime Rate or (y) if denominated in any other Alternative Currency, the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or CDOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not, or will no longer be, representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency (1) if denominated in Canadian Dollars, shall be deemed a request for Canadian Prime Rate Loans or (2) if denominated in any other Alternative Currency, shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 5.2, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at (x) if denominated in Canadian Dollars, the Canadian Prime Rate or (y) if denominated in any other Alternative Currency, the Central Bank Rate for the applicable Alternative Currency plus the

CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

Section 5.3 Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain Term Benchmark Loans or RFR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Term Benchmark Loans or RFR Loans shall be suspended until such time as such Lender may again make and maintain Term Benchmark Loans or RFR Loans (in which case the provisions of Section 5.5 shall be applicable).

Section 5.4 Compensation.

(a) The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(i) any payment or prepayment (whether mandatory or optional) of a Term Benchmark Loan, or Conversion of a Term Benchmark Loan, made by such Lender for any reason (including acceleration) on a date other than the last day of the Interest Period for such Loan; or

(ii) any failure by the Borrower for any reason (including the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied but excluding any suspension of Term Benchmark Loans under Section 5.2) to borrow a Term Benchmark Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a Term Benchmark Loan or Continue a Term Benchmark Loan on the requested date of such Conversion or Continuation; or

(iii) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period for such Loan as a result of a request by the Borrower pursuant to Section 5.6 or pursuant to the operation of Section 2.15; or

(iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.

Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof (it being agreed that a Lender shall not be required to disclose any confidential or proprietary information in connection with such determination). Any such statement shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(b) [Reserved].

Section 5.5 Treatment of Affected Loans.

If the obligation of any Lender to make Term Benchmark Loans or RFR Loans or to Continue, or to Convert Base Rate Loans into, Term Benchmark Loans or RFR Loans shall be suspended pursuant to Section 5.3 then (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day, or, in the case of a Conversion required by Section 5.3 on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent, as applicable), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of the circumstances specified in Section 5.3 or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of the circumstances specified in Section 5.3, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day, or, in the case of a Conversion required by Section 5.3 on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent, as applicable) bear interest at (x) if denominated in Canadian Dollars, the Canadian Prime Rate or (y) if denominated in any other Alternative Currency, the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full; and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Term Benchmark Loans or RFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Loans or RFR Loans shall be applied instead to its RFR Loans, Base Rate Loans, Canadian Prime Rate Loans or CBR Loans, as applicable, as set forth above; and

(b) all Loans that would otherwise be made or Continued by such Lender as Term Benchmark Loans or RFR Loans shall be made or Continued instead as RFR Loans, Base Rate Loans, Canadian Prime Rate Loans or CBR Loans, as applicable, as set forth above, and all Base Rate Loans of such Lender that would otherwise be Converted into Term Benchmark Loans or RFR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.3 that gave rise to the Conversion of such Lender’s Term Benchmark Loans or RFR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans or RFR Loans made by other Lenders are outstanding, then such Lender’s RFR Loans, Base Rate Loans, Canadian Prime Rate Loans or CBR Loans, as applicable, shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for Term Benchmark Loans (or on such day, for RFR Loans) for such outstanding Term Benchmark Loans and RFR Loans, as applicable, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans or RFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make Term Benchmark Loans or RFR Loans or to Continue, or to Convert Base Rate Loans or RFR Loans into, Term Benchmark Loans or RFR Loans shall be suspended pursuant to Section 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Section or (c) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Requisite Lenders or the consent of each affected Lender, or all Lenders, and such amendment, waiver or other modification is consented to by the Requisite Lenders, all other affected Lenders or all other Lenders (as applicable), then, so long as there does not then exist any Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.2(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b); provided, that the Borrower shall only demand the Affected Lender to assign its Commitment pursuant to subsection (a) above if such assignment will result in lower costs for the Borrower at the time of the assignment. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof.

Section 5.7 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or any other Loan Party or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the reasonable satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto (which, subject to Section 13.13(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page that such party has signed a counterpart of this Agreement or such Loan Document);

(ii) to the extent requested by the Lenders, a Revolving Note made by the Borrower, payable to each applicable Lender and complying with the terms of Section 2.10(a);

(iii) the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv) an opinion of each of (A) Latham & Watkins LLP, counsel to the Borrower and the other Loan Parties and (B) Ballard Spahr LLP, Maryland counsel to Spirit REIT, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by the Administrative Agent;

(v) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party by the Secretary of State (or equivalent Governmental Authority) of the state of formation of each such Loan Party issued as of a recent date;

(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix) a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending December 31, 2021;

(x) a completed Borrower Administrative Questionnaire effective as of the Agreement Date;

(xi) [reserved];

(xii) copies of all Material Contracts and confirmations relating to Specified Derivatives Contracts in existence on the Agreement Date;

(xiii) the Fee Letter;

(xiv) evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including the fees and expenses of counsel to the Administrative Agent, have been paid; and

(xv) UCC, tax, judgment and lien search reports with respect to each Loan Party in its jurisdiction of organization indicating that there are no liens of record other than Permitted Liens.

(b) there shall not have occurred any material adverse change in the Borrower’s financial condition since the date of the most recent quarterly financial statement filed with the SEC on Form 10-K prior to the date of this Agreement;

(c) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(d) the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and

(e) (i) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

Section 6.2 Conditions Precedent to All Loans and Letters of Credit.

Except as otherwise expressly provided in Section 2.15, with respect to an increase of the Revolving Commitments incurred to finance a Limited Condition Transaction, in addition to satisfaction or waiver of the conditions precedent contained in Section 6.1, the obligations of (i) Lenders to make any Loans and (ii) any Issuing Bank to issue any Letter of Credit are each subject to the further conditions precedent that: (a) no Default shall exist and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.14 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Loans, the Administrative Agent shall have received a timely Notice of Borrowing, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of each Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Banks and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries and Unconsolidated Affiliates of Spirit REIT and Borrower setting forth (i) the jurisdiction of organization of such Subsidiary or such Unconsolidated Affiliate, (ii) each Person holding any Equity Interest in such Subsidiary or such Unconsolidated Affiliate, and (iii) the percentage of ownership of such Subsidiary or such Unconsolidated Affiliate represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Spirit REIT and Borrower and their Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person, except for transactions relating to any at-the-market offering, any follow-on equity offerings, any outstanding forward equity contracts and any equity awards and grants of stock to employees and directors of such Person.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken, and has caused Spirit REIT to take, all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party in accordance with its terms and to consummate the transactions contemplated thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the organizational documents of any Loan Party or (B) any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, except under this clause (B) as could not reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e) Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. Schedule 7.1(f)(i) is, as of the Agreement Date, a complete and correct listing of all Properties of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property the current occupancy status of such Property and whether such Property is a Development Asset and, if such Property is a Development Asset, the status of completion of such Property. Schedule 7.1(f)(ii) is, as of date specified thereon, a complete and correct listing of all Eligible Assets.

(g) Existing Indebtedness; Total Indebtedness. Part I of Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness under clause (i) of the definition of “Indebtedness” (including all Guarantees in respect of such Indebtedness) of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the passage of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness, except any such defaults or events of default, which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Part II of Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Total Indebtedness of the Borrower, the other Loan Parties and the other Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule).

(h) Material Contracts. Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Borrower, the other Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no material default or material event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i) Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened in writing, nor is there any basis therefor known to any Loan Party) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other

Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of the Loan Documents taken as a whole. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal and state income tax returns and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed (except for any such returns the non-filing of which would not result in any material fine or penalty or would not otherwise reasonably be expected to have a Material Adverse Effect); and all federal and state income taxes and other material taxes, assessments and other governmental charges or levies imposed upon each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States federal income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any material taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of Spirit REIT and its consolidated Subsidiaries for the fiscal year ended December 31, 2021, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the period involved, the consolidated financial position of Spirit REIT and its consolidated Subsidiaries as at its date and the results of operations and the cash flow for such period. Neither Spirit REIT nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change. Since December 31, 2021, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries, on a consolidated basis, are Solvent.

(m) Affected Financial Institution. No Loan Party is an Affected Financial Institution.

(n) ERISA.

(i) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any retiree welfare benefit arrangement, all amounts have been accrued on Spirit REIT’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $50,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement or Plan; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement or Plan; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject Spirit REIT or the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o) Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred and is continuing, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than any Loan Document) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Affiliate Transactions. Except as permitted by Section 10.9 or as otherwise set forth on Schedule 7.1(r), none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(s) Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, owning, redeveloping, leasing, developing, financing and managing various types of Properties, together with other business activities incidental thereto.

(t) Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end and audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not materially misleading. As of the Effective Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date (if any) to any Lender in connection with this Agreement is true and correct in all respects.

(u) Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(v) Sanctions. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries or, to the Borrower’s actual knowledge, any director, officer, employee thereof or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or with whom dealings are otherwise prohibited pursuant to economic and financial sanctions or trade embargoes imposed, enforced or administered by the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union (and its member states), or Her Majesty’s Treasury of the United Kingdom or any other jurisdiction in which the Borrower has material operations (collectively, “Sanctions”); (ii) is (A) a person located, operating, organized, or resident in a Sanctioned Jurisdiction or (B) a person owned or controlled by a person described in the foregoing clauses (i) and (ii)(A); (iii) is itself an agency of or controlled by a Sanctioned Jurisdiction; or (iv) derives any of its assets or operating income from investments in or transactions with a Sanctioned Jurisdiction, or is an agency, organization or person that is the subject of Sanctions; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person or in violation of Anti-Corruption Laws and applicable Sanctions.

(w) REIT Status. Spirit REIT qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Spirit REIT to maintain its status as a REIT.

(x) Unencumbered Pool Assets. Each Unencumbered Pool Asset included in any calculation of the Unencumbered Asset Value satisfies all of the requirements set forth in definition of “Eligible Assets”.

(y) Money Laundering Laws. The operations of Spirit REIT and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial record keeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1977, as amended by the Patriot Act, and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory authorities having jurisdiction over Spirit REIT or any of its Subsidiaries (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory authorities or any arbitrator involving the Spirit REIT or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the actual knowledge of the Borrower, threatened in writing which would reasonably be expected to result in a Material Adverse Effect.

(z) Anti-Corruption Laws. Spirit REIT and its Subsidiaries have conducted their businesses in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained, and will continue to comply with, and to maintain and enforce, reasonable policies and procedures designed to promote and achieve compliance in all material respects with, such laws.

Section 7.2 Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Maturity Date is effectuated pursuant to Section 2.12, the date on which any increase of the Revolving Commitments is effectuated pursuant to Section 2.15 and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, all Letters of Credit have expired or been cancelled (without any pending drawing), and all Obligations (other than Obligations in respect of (i) Specified Derivatives Contracts and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full, the Borrower shall comply with the following covenants:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to maintain or to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2 Compliance with Applicable Law.

The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties in all material respects, including all intellectual property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.

Section 8.4 Conduct of Business.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(s) and not enter into any line of business not engaged in by Spirit REIT and its Subsidiaries as of the Agreement Date except for business reasonably related, complementary, synergistic or ancillary to the business engaged in by Spirit REIT and its Subsidiaries.

Section 8.5 Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower and each other Loan Party and each other Subsidiary shall maintain, or cause their respective tenants or borrowers to maintain (provided that the applicable Loan Party or Subsidiary is named as a loss payee and additional insured thereunder), insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law.

Section 8.6 Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all federal and state income taxes and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all material lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim that (i) is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (ii) in the aggregate with all other such taxes, assessments, charges, levies and claims (excluding those referred to in the foregoing clause (i)) does not exceed $5,000,000.

Section 8.7 Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct in all material respects entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent (on behalf of any Lender) to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists and is continuing, with reasonable prior written notice to the Borrower; provided that notwithstanding the foregoing, if no Event of Default exists and is continuing, there shall be no more than one (1) such inspection in any fiscal year of the Borrower. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of its rights under this Section only if such exercise occurs while an Event of Default exists and is continuing. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender so long as an officer of the Borrower has the opportunity to be present for such discussions.

Section 8.8 Use of Proceeds.

The Borrower will use the proceeds of Revolving Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures, equity investments and the repayment of Indebtedness of Spirit REIT and its Subsidiaries; and (d) to provide for the general working capital needs of Spirit REIT and its Subsidiaries and for other general corporate purposes of Spirit REIT, the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower and the other Loan Parties shall comply with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 8.9 Environmental Matters.

Except as could not reasonably be expected to result in a Material Adverse Effect: (i) the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws; (ii) the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws; (iii) the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, enter into agreements requiring each of their respective tenants or borrowers to promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including, to the extent required to comply with all Environmental Laws, actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, or in the case of vacant properties, the Borrower and each other Loan Party and each other Subsidiary to take such action itself; and (iv) the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, enter into agreements requiring each of their respective tenants or borrowers to promptly take all actions necessary to prevent the imposition of any Liens (other than Permitted Liens) on any of their respective properties arising out of or related to any Environmental Laws, or in the case of vacant properties, the Borrower and each other Loan Party and each other Subsidiary to take such action itself. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10 Further Assurances.

At the Borrower’s cost and expense and upon reasonable request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions of this Agreement and the other Loan Documents.

Section 8.11 Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract, except for any non-performance or non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 8.12 REIT Status.

The Borrower shall cause Spirit REIT to maintain its status as, and continue to qualify as, a REIT.

Section 8.13 Exchange Listing.

The Borrower shall cause Spirit REIT to maintain at least one (1) class of common shares of Spirit REIT having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14 Guarantors.

(a) The Borrower shall (within the time period specified in the following subsection (b), if applicable) cause Spirit REIT and each Material Subsidiary (other than an Excluded Subsidiary) that meets the following conditions to be a party to the Guaranty: (i) such Material Subsidiary becomes obligated in respect of any Indebtedness for borrowed money or Capitalized Lease Obligations of Spirit REIT or the Borrower or (ii) (A) such Material Subsidiary owns an Unencumbered Pool Asset and (B) such Material Subsidiary, or any Subsidiary that directly or indirectly owns any Equity Interest in such Material Subsidiary, has incurred, acquired or suffered to exist any Indebtedness for borrowed money or Capitalized Lease Obligations other than Nonrecourse Indebtedness; provided that one or more Subsidiaries that have, or have a parent company that has, Indebtedness described above in this clause (B) shall not be required to be a party to the Guaranty so long as the aggregate amount of all such Indebtedness of all such Subsidiaries does not exceed $35,000,000.

(b) Within five (5) Business Days after any Person becomes a Subsidiary that is required to be a party to the Guaranty pursuant to the foregoing subsection (a) (whether as a result of the acquisition or creation thereof, such Person ceasing to be an Excluded Subsidiary, the addition of a Property to the Unencumbered Pool that is owned by such Person or otherwise), the Borrower shall deliver to the Administrative Agent each of the following in form and substance reasonably satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Person and (ii) the items that would have been delivered under subsections (iv) through (viii) and (xvii) of Section 6.1(a) and under Section 6.1(e) if such Person had been a Material Subsidiary on the Agreement Date.

(c) If any Person that is a party to the Guaranty (other than Spirit REIT) ceases to be required to be a Guarantor in accordance with subsection (a) above, the Borrower may request that such Person be released from the Guaranty. Such release shall be granted so long as (i) no Default or Event of Default exists and is continuing and (ii) all representations and warranties continue to be accurate in all material respects, except to extent such representations and warranties are qualified by materiality, in which case such representations and warranties shall continue to be accurate in all respects.

ARTICLE IX

INFORMATION

Until the Commitments have expired or been terminated, all Letters of Credit have expired or been cancelled (without any pending drawing), and all Obligations (other than Obligations in respect of (i) Specified Derivatives Contracts and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1 Quarterly Financial Statements.

As soon as available and in any event within five (5) days after the filing of Spirit REIT’s 10-Q with the SEC (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of Spirit REIT) (as such deadline may be extended by any additional period of time (not to exceed 5 days) as permitted by the Securities and Exchange Commission for delivery of financial statements for a non-accelerated filer, including pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended), the unaudited consolidated financial statements of Spirit REIT and its Subsidiaries (including a consolidated balance sheet, income statement and statement of cash flows) as at the end of such period and setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by a Responsible Officer of Spirit REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects (except, for the lack of footnotes and subject to normal year-end and audit adjustments), the consolidated financial position of Spirit REIT and its Subsidiaries as at the date thereof and the results of operations for such period.

Section 9.2 Year-End Statements.

As soon as available and in any event within five (5) days after the filing of Spirit REIT’s 10-K with the SEC (but in no event later than ninety (90) days after the end of each fiscal year of Spirit REIT) (as such deadline may be extended by any additional period of time (not to exceed 15 days) as permitted by the Securities and Exchange Commission for delivery of financial statements for a non-accelerated filer, including pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended), the audited consolidated financial statements of Spirit REIT and its Subsidiaries (including a consolidated balance sheet, income statement and statement of cash flows) as at the end of such fiscal year setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of Spirit REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of Spirit REIT and its Subsidiaries as at the date thereof and the result of operations for such period, and (b) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.

Section 9.3 Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit H (a “Compliance Certificate”) executed on behalf of the Borrower by a Responsible Officer of Spirit REIT (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, (i) the calculations required to establish whether Spirit REIT was in compliance with the covenants contained in Section 10.1 and (ii) a list of all assets included in calculations of Unencumbered Asset Value of the Unencumbered Pool Assets and whether any such assets have been added or removed from such calculation since the previous list delivered to Administrative Agent; (b) stating that, to his or her knowledge, no Default or Event of Default exists and is continuing, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; and (c) setting forth a statement of newly acquired Properties, including the Net Operating Income, cost and mortgage debt, if any, of each such Property.

Section 9.4 Other Information.

(a) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(b) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States federal income tax returns of any Loan Party or any other Subsidiary are being audited;

(c) Promptly following the Administrative Agent’s request, a copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, any other Loan Party or any other Subsidiary;

(d) Prompt notice of (i) any change in the senior management of Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect;

(e) Prompt notice of the occurrence of (i) any Default under any of the Loan Documents, or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(f) Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(g) Together with delivery of each Compliance Certificate, notice of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Wholly Owned Subsidiary of the Borrower and/or Spirit REIT, in each case, in respect of any such Subsidiary acquired, incorporated or created during the fiscal period to which such Compliance Certificate relates;

(h) Promptly, upon any change in Spirit REIT’s Credit Rating, a certificate stating that Spirit REIT’s Credit Rating has changed and the new Credit Rating that is in effect;

(i) Promptly upon occurrence written notice of any of the following if the occurrence could reasonably be expected to have a Material Adverse Effect: (i) receipt by the Borrower, any Loan Party or any other Subsidiary of notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened and that the notice recipient may be liable; (ii) receipt by the Borrower, any Loan Party or any other Subsidiary of notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) receipt by the

Borrower, any Loan Party or any other Subsidiary of notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) receipt by the Borrower, any Loan Party or any other Subsidiary of notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim;

(j) Prompt notice of any change in the information provided in the Beneficial Ownership Certification (if any) delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(k) From time to time and promptly upon each request, (i) such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request, which information may upon the Borrower’s written request be subject to a customary agreement regarding confidential treatment to the extent not publicly made available by Spirit REIT or its Subsidiaries and (ii) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, if applicable.

Section 9.5 Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower); provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Banks) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications; provided, further, that notwithstanding anything to the contrary herein, information required to be delivered pursuant to Sections 9.1 and 9.2 shall be deemed to have been delivered on the date on which (i) such information is actually available for review by the Lenders and (ii) is posted by the Borrower on the Borrower’s website and Administrative Agent is provided notice of same or on the SEC’s website at http://www.sec.gov. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m., New York City time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

(c) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(d) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(e) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY TITLED AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(f) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(g) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(h) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.6 Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”; provided that any Information Materials that are not designated as Public Information or Private Information shall be considered Private Information.

Section 9.7 USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities that open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Letters of Credit have expired or been cancelled (without any pending drawing), and all Obligations (other than Obligations in respect of (i) Specified Derivatives Contracts and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full, the Borrower shall comply, or cause Spirit REIT to comply, with the following covenants:

Section 10.1 Financial Covenants.

(a) Ratio of Total Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Total Indebtedness of Spirit REIT and its Subsidiaries to (ii) Total Asset Value (the “Total Leverage Ratio”) to exceed 0.60 to 1.00 as of the last day of any fiscal quarter. Notwithstanding the foregoing, the Borrower shall have the option, exercisable two times during the term of this Agreement, to elect that the Total Leverage Ratio may exceed 0.60 to 1.00 for any fiscal quarter in which the Borrower or one of its Subsidiaries completes a Material Acquisition and the immediately subsequent three fiscal quarters so long as (1) the Borrower has delivered a written notice to the Administrative Agent that the Borrower is exercising its option under this subsection (a) and (2) such ratio does not exceed 0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent three fiscal quarters.

(b) Ratio of Adjusted EBITDA to Fixed Charges. The Borrower shall not permit the ratio of (i) Adjusted EBITDA of Spirit REIT and its Subsidiaries for any fiscal quarter to (ii) Fixed Charges of Spirit REIT and its Subsidiaries for such fiscal quarter to be less than 1.50:1.00 as of the last day of such fiscal quarter.

(c) Ratio of Secured Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Indebtedness of Spirit REIT and its Subsidiaries to (ii) Total Asset Value (the “Secured Leverage Ratio”) to exceed 0.40:1.00 at any time.

(d) Ratio of Unencumbered NOI to Unsecured Interest Expense. The Borrower shall not permit the ratio of (i) Unencumbered NOI for any fiscal quarter to (ii) Unsecured Interest Expense of Spirit REIT and its Subsidiaries for such fiscal quarter to be less than 1.75:1.00 as of the last day of such fiscal quarter.

(e) Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of Spirit REIT and its Subsidiaries to (ii) Unencumbered Asset Value (the “Unsecured Leverage Ratio”) to exceed 0.60:1.00 as of the last day of any fiscal quarter. Notwithstanding the foregoing, the Borrower shall have the option, exercisable two times during the term of this Agreement, to elect that the Unsecured Leverage

Ratio may exceed 0.60 to 1.00 for any fiscal quarter in which the Borrower or one of its Subsidiaries completes a Material Acquisition and the immediately subsequent three fiscal quarters so long as (1) the Borrower has delivered a written notice to the Administrative Agent that the Borrower is exercising its option under this subsection (e) and (2) such ratio does not exceed 0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent three fiscal quarters.

(f) Dividends and Other Restricted Payments. During the existence of any Event of Default that is continuing, Spirit REIT and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, declare or make any Restricted Payment other than: (i) cash distributions by the Borrower and Subsidiaries of Spirit REIT to the respective equity owners thereof and (ii) cash distributions by Spirit REIT to its shareholders necessary to remain in compliance with Section 8.12 and to avoid the imposition of excise taxes under Section 4981 of the Internal Revenue Code, provided that the chief financial officer or treasurer of Spirit REIT delivers to Administrative Agent, prior to any such distribution, a detailed certificate evidencing such necessary minimum amount. If a Default or Event of Default specified in Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) shall exist and be continuing, or if as a result of the occurrence and continuation of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), Spirit REIT and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted Payments to any Person other than cash distributions by the Borrower and Subsidiaries of Spirit REIT to the respective equity owners thereof, provided such equity owners are Loan Parties.

Section 10.2 Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Unencumbered Pool Asset or any direct or indirect ownership interest of the Borrower or Spirit REIT in any Person owning any Unencumbered Pool Asset, now owned or hereafter acquired, except for Permitted Liens (but not Permitted Liens described in clause (g) of such definition) or (b) permit any Unencumbered Pool Asset or any direct or indirect ownership interest of the Borrower or Spirit REIT in any Person owning an Unencumbered Pool Asset, to be subject to a Negative Pledge, except for any Negative Pledge contained in any agreement (or provision thereof) in favor of the holders of Indebtedness that is pari passu with the Obligations on terms no more onerous in any material respect than those set forth in this Agreement. Prior to securitization, the Borrower shall not, and shall not permit any Warehouse Entity to, (a) create, assume, incur, permit or suffer to exist any Lien on any asset of such Warehouse Entity or any direct or indirect ownership interest of the Borrower or Spirit REIT in any Person owning such asset, now owned or hereafter acquired, except for Permitted Liens (but not Permitted Liens described in clause (g) of such definition) or (b) permit any asset of such Warehouse Entity or any direct or indirect ownership interest of the Borrower or Spirit REIT or in any Person owning such asset, to be subject to a Negative Pledge, except for any Negative Pledge contained in any agreement (or provision thereof) in favor of the holders of Indebtedness that is pari passu with the Obligations on terms no more onerous in any material respect than those set forth in this Agreement.

Section 10.3 Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than (i) a Warehouse Entity following securitization pursuant to the terms of the securitization documents or (ii) an Excluded Subsidiary holding title assets subject to Secured Indebtedness pursuant to the terms of the Secured Indebtedness documents), to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions (x) contained in any Loan Document or (y) contained in any other agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to or less restrictive than those contained in the Loan Documents or, (ii) with respect to clause (d), (x) restrictions contained in any agreement relating to the sale of a Subsidiary (other than the Borrower) or the assets of a Subsidiary pending sale, or relating to Secured Indebtedness secured by a Lien on assets that Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume, or permit or suffer to exist and as permitted by the Loan Documents; provided that in any such case, the restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be or (y) customary provisions restricting assignment of any agreement entered into by Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business.

Section 10.4 Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) merge or consolidate with another Person; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided that:

(i) any Subsidiary (A) may merge with a Loan Party so long as the survivor is or becomes a Loan Party, (B) that is not a Loan Party may merge with another Subsidiary that is not a Loan Party and (C) that is not a Loan Party or a Material Subsidiary may liquidate, windup or dissolve itself;

(ii) any Subsidiary (A) may sell, transfer or dispose of its assets to a Loan Party or (B) that is not a Loan Party may sell, transfer or dispose of its assets to another Subsidiary;

(iii) a Loan Party (other than the Borrower or any Loan Party that owns an Unencumbered Pool Asset) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would exist;

(iv) any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least five (5) Business Days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and continuing, including a Default or Event of Default resulting from a breach of Section 10.1; (3) in the case of a consolidation or merger involving the Borrower, the Borrower shall be the survivor thereof; (4) in the case of a consolidation or merger involving a Loan Party (other than the Borrower) that owns an Unencumbered Pool Asset, such Loan Party shall be the survivor thereof or the survivor thereof shall immediately become a Loan Party, and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and

(v) the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Further, no Loan Party nor any Subsidiary, shall enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 10.5 Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.6 Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7 Modifications of Organizational Documents and Material Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Banks or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of any Loan Party or other Subsidiary in any Material Contract that could reasonably be expected to have a Material Adverse Effect or permit any Material Contract to be canceled or terminated prior to its stated maturity if doing so could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, any Material Contract that constitutes Indebtedness may be refinanced, replaced, repaid or otherwise modified prior to its stated maturity.

Section 10.8 Subordinated Debt Prepayments; Amendments.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, prepay any principal of, or accrued interest on, any Subordinated Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinated Debt prior to the originally scheduled maturity date thereof or otherwise redeem or acquire for value any Subordinated Debt, in each case, other than as expressly permitted pursuant to the applicable subordination provisions. Further, except as expressly permitted pursuant to the applicable subordination provisions, the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing any Subordinated Debt where such amendment or modification provides for the following or which has any of the following effects:

(a) increases the rate of interest accruing on such Subordinated Debt;

(b) increases the amount of any scheduled installment of interest, or shortens the date on which any such installment of interest becomes due;

(c) shortens the weighted average life to maturity of such Subordinated Debt;

(d) increases the principal amount of such Subordinated Debt, unless after giving effect to such increase in principal amount, no Event of Default shall exist;

(e) amends any financial or other covenant contained in any document or instrument evidencing any Subordinated Debt in a manner which is more onerous to the Borrower or such Subsidiary than the provisions of the Loan Documents;

(f) provides for the payment of additional fees or the increase in existing fees; and/or

(g) otherwise could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders.

Section 10.9 Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(r) or (b) pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1(r) if a Default or Event of Default exists and is continuing or would result therefrom.

Section 10.10 Environmental Matters.

Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from any of the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.11 Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than (i) Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary and (ii) any agreement, commitment or arrangement for the sale of Equity Interests issued by Spirit REIT at a future date that could be discharged solely by (x) delivery of Spirit REIT’s Equity Interests, or, (y) solely at Spirit REIT’s option made at any time, payment of the cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement.

Section 10.12 Sanctions, Anti-Corruption.

Spirit REIT and its Subsidiaries shall not, directly or knowingly indirectly, use the proceeds of any borrowing or proceeds of any other extension of credit hereunder or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) for any purpose that to the actual knowledge of the Borrower would violate Anti-Corruption Laws; (ii) to the actual knowledge of the Borrower, would fund any activities of or business with any individual or entity that, at the time of such funding, is (A) the subject of Sanctions or (B) in any Sanctioned Jurisdiction, in each case in violation in any material respect of any Sanctions; or (C) in any other manner that to the actual knowledge of Borrower will result in a material violation by any individual or entity (including any individual or entity participating in the financing transaction contemplated by this Agreement, whether as a Lender, Titled Agent, Administrative Agent or otherwise) of any Sanctions.

ARTICLE XI

DEFAULT

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower or any Loan Party shall fail to pay (i) any amount due on the Revolving Maturity Date, (ii) any principal of any of the Loans or any Reimbursement Obligation when due (whether upon demand, at maturity, by reason of acceleration or otherwise) under this Agreement or any of the other Loan Documents, or (iii) any interest or any other amount due (whether upon demand, at maturity, by reason of acceleration or otherwise) under this Agreement, any other Loan Document within five (5) Business Days of the same being due.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IX or Article X (other than Section 10.5, Section 10.9, Section 10.10 or 10.12); or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document (including in Section 10.5, Section 10.9, Section 10.10 or 10.12) to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross Default.

(i) Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of (1) $100,000,000 or more with respect to recourse Indebtedness, and/or (2) $250,000,000 or more with respect to Nonrecourse Indebtedness (“Material Indebtedness”); provided, that notice from the Borrower of the intent to execute a deed-in-lieu of foreclosure (or otherwise deliver the collateral securing the facility to lender), judicial foreclosure or other similar satisfaction of such Nonrecourse Indebtedness shall be a cure to such Event of Default; or

(ii) Subject to the proviso at the end of clause (d)(i) above, (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii) Subject to the proviso at the end of clause (d)(i) above, any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity.

(e) Voluntary Bankruptcy Proceeding. Spirit REIT, the Borrower or any Material Subsidiary (other than an Excluded Subsidiary) shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Spirit REIT, the Borrower or any Material Subsidiary (other than an Excluded Subsidiary) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief (other than those related to actions contemplated by the proviso to clause (d)(i) above) shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, $100,000,000, or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $100,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days.

(j) ERISA. Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to Spirit REIT or the Borrower aggregating in excess of $75,000,000; or (ii) the “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $100,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five (35%) of the total voting power of the then outstanding voting stock of Spirit REIT (other than (A) those mutual funds or other similar entities permitted by Spirit REIT to do so under pass-through interpretation of their equity ownership or (B) those which do not receive the contractual rights to appoint directors of Spirit REIT in connection with the acquisition of voting stock (including for this purpose stock convertible to voting stock or any combination thereof), unless such right is obtained in connection with a merger or acquisition resulting in such person or group receiving the right (directly or indirectly) to appoint a majority of the board of directors of Spirit REIT);

(ii) During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such twelve (12) month period constituted the Board of Directors of Spirit REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Spirit REIT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Spirit REIT then in office;

(iii) Spirit REIT ceases to own and control, directly or indirectly, at least fifty-one percent (51%) of the outstanding Equity Interests of the Borrower; or

(iv) Spirit REIT or a Wholly Owned Subsidiary of Spirit REIT ceases to be the sole general partner of the Borrower or ceases to have the sole and exclusive power to exercise all management and control over the Borrower.

Section 11.2 Remedies Upon Event of Default.

Upon the occurrence and (except as provided in clause (a)(i) below) during the continuance of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Remedies in Respect of Specified Derivatives Contracts. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) in the case of a Specified Derivatives Provider, to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) in the case of a Specified Derivatives Provider, to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) in the case of a Specified Derivatives Provider, to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 11.3 Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.4 Allocation of Proceeds.

If an Event of Default exists and is continuing, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a) to the payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, and each Issuing Bank in its capacity as such, ratably among the Administrative Agent and the Issuing Banks in proportion to the respective amounts described in this clause (a) payable to them;

(b) to the payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) to the payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (c) payable to them;

(d) to the payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Banks and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (d) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(e) the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.5 Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the applicable Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Revolving Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing.

(d) If an Event of Default exists and is continuing, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.4. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e) So long as no Default exists and is continuing, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Revolving Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.2(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Revolving Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Revolving Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Revolving Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f) The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.6 Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.7 Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.8 Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders, the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) an Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

As to any matters not expressly provided for by the Loan Documents (including enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Requisite Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default that is continuing unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 12.2 Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender and/or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document and/or any Specified Derivatives Contract, as the case may be, as any other Lender and/or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMorgan Chase Bank, N.A. in each case in its individual capacity. JPMorgan Chase Bank, N.A. and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower, any other Loan Party or any other Subsidiary for services in connection with this Agreement, any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, JPMorgan Chase Bank, N.A. or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3 Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such requested determination, consent or approval; provided that, any such deemed approval or consent: (i) shall be effective against a Lender only if the written notice to such Lender was sent to no fewer than two (2) persons at such Lender in an envelope marked “PRIORITY” and contained a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating “NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE SPIRIT REALTY, L.P. CREDIT AGREEMENT FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED” and (ii) shall not apply to any matter requiring such Lender’s consent under Section 13.6(b) hereof; it being expressly agreed that such matters shall in no event be the subject of deemed approval or consent.

Section	12.4 Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section	12.5 Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to, or be responsible for, the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall have any duty to ascertain or inquire into, or shall be responsible to any Lender or any Issuing Bank for, the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders Parties in any such collateral; (d) shall have any duty to ascertain or inquire into, or shall have any liability in respect of, any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 13.5, (ii) may rely on the Register to the extent set forth in Section 13.5(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 12.6 Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent and its Related Parties (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), and to hold harmless the Administrative Agent and its Related Parties, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws, including, without duplication, any amount required to be paid by the Borrower under Sections 13.2 or 13.9. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7 Lender Credit Decision, Etc.

(a) Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that none of the Administrative Agent, any Arranger, the Sustainability Structuring Agent nor any of their Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent, any Arranger, the Sustainability Structuring Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent, any Arranger, the Sustainability Structuring Agent to any

Issuing Bank or any Lender. Each of the Lenders and each Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any Arranger, the Sustainability Structuring Agent, any other Lender or counsel to the Administrative Agent, any Arranger, the Sustainability Structuring Agent or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and each Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the

Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.7(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party (“Loan Party Funds”) for the purpose of making such erroneous Payment.

(iv) Each party’s obligations under this Section 12.7(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any ESG Pricing Provisions (or any of the data or computations that are part of or related to any such calculation).

Section 12.8 Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving at least thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further, that such Lenders and such Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or each Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank hereunder and under the other Loan Documents and (ii) any successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Banks outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 13.9, as well as any other applicable exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 12.9 Titled Agents.

Each of the Arrangers, Sustainability Structuring Agent, Syndication Agents, Documentation Agents and Managing Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10 Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.4 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger or any other Titled Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, each Arranger and each other Titled Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices.

Unless otherwise provided herein (including as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Spirit Realty, L.P.

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

Attention: Carl Wade

with copies to:

Spirit Realty, L.P.

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

Attention: Rochelle Thomas

and

Latham & Watkins LLP

555 Eleventh Street NW, Suite 1000

Washington, DC 20004

Attention: Manu Gayatrinath; Katie Putnam

Telephone Number: (202) 637-2342; (202) 637-1048

If to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, L2

Chicago, IL 60603-2003

Attention: Kevin M. Barry

Telecopy Number: (312) 385-7101

Telephone Number: (312) 732-4836

with a copy to:

JPMorgan Chase Bank, N.A.

8181 Communications Pkwy

Plano, TX 75024

Attention: Jordan Santora

Telephone Number: (610) 715-7933

If to the Administrative Agent under Article II:

JPMorgan Chase Bank, N.A.

10 South Dearborn, L2

Chicago, IL 60603-2003

Attention: Kevin M. Barry

Telecopy Number: (312) 385-7101

Telephone Number: (312) 732-4836

If to JPMorgan Chase Bank, N.A. as an Issuing Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, L2

Chicago, IL 60603-2003

Attention: Kevin M. Barry

Telecopy Number: (312)

Telephone Number: (312) 732-4836

with a copy to:

JPMorgan Chase Bank, N.A.

8181 Communications Pkwy

Plano, TX 75024

Attention: Jordan Santora

Telephone Number: (610) 715-7933

If to any other Lender or Issuing Bank:

To such Lender’s or Issuing Bank’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing, Notices of Continuation, and Notices of Conversion) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 13.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable, documented (i.e., invoiced to Borrower by Administrative Agent), out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented (i.e., invoiced to the Borrower by Administrative Agent) fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Unencumbered Pool and the Administrative Agent’s other activities under Article IV and the reasonable and documented (i.e., invoiced to the Borrower by the applicable party) fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse each Issuing Bank for all reasonable, documented (i.e., invoiced to the Borrower by such Issuing Bank) expenses incurred by such Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their documented (i.e., invoiced to the Borrower by the applicable party) costs and expenses reasonably incurred in connection with the enforcement, “workout” or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the reasonable allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (d) without duplication of amounts payable under Sections 3.10(c) and 3.10(d), to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document (except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than any assignment made pursuant to Section 5.6)) and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including

(i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder. Notwithstanding the foregoing, in the case of legal fees and expenses, the Borrower’s reimbursement obligations under this Section shall be limited to the fees, disbursements and other charges of one counsel to the Indemnified Parties (other than in connection with a dispute among any Indemnified Parties resulting from claims against any Titled Agent in its capacity or in fulfilling its role such or any similar role hereunder or in connection herewith) and, if reasonably necessary, one additional local counsel for the Indemnified Parties in each relevant jurisdiction and one additional special counsel for the Indemnified Parties in each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel (and, if applicable, one additional local counsel in each relevant jurisdiction and one additional special counsel in each relevant specialty) to the affected Indemnified Parties similarly situated and taken as a whole.

Section 13.3 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists and is continuing, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH

IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender (provided, that the foregoing shall not impair the express rights of the Loan Parties under Section 10.4), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of such Commitment, unless each of the Administrative Agent and, so long as no Event of Default shall exist and be continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that if, after giving effect to such assignment, the amount of the applicable Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its applicable Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist and be continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and

(C) the consent of each Issuing Bank with any outstanding Letter of Credit Commitment at such time, if any, which consent shall not be unreasonably withheld or delayed, shall be required for any assignment in respect of a Revolving Commitment, if such assignment is to a Person that is not already a Revolving Lender.

(iv) Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment. If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Amendments to Schedule 1.1(a). The Administrative Agent may unilaterally amend Schedule 1.1(a) attached hereto to reflect any assignment effected hereunder.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this

Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 8.14, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6 Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement (including Sections 2.15, 5.2(b), 5.2(c) and 13.6(d) hereof), (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the existence and/or continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties to such Fee Letter.

(b) Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i) increase (or reinstate) or extend the Commitments of a Lender (except in accordance with Section 2.12) or subject a Lender to any additional obligations without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment);

(ii) except as provided in Section 2.17, reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii) reduce the amount of any Fees payable to a Lender without the written consent of such Lender directly and adversely affected thereby;

(iv) modify the definitions of “Revolving Maturity Date” (except in accordance with Section 2.12) or “Revolving Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Maturity Date, in each case, without the written consent of each Revolving Lender;

(v) [Reserved];

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender; provided that, with the consent of the Requisite Lenders, the provisions of this Section and the definition of the term “Requisite Lenders” may be amended to include references to any new class of loans created under this Agreement pursuant to Section 2.15 (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing classes of Loans or Lenders;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(viii) modify Sections 3.2 or 3.3, without the written consent of each Lender;

(ix) release Spirit REIT from its obligations under the Guaranty or release all or substantially all of the other Guarantors from their obligations under the Guaranty, other than as expressly permitted under this Agreement or the other Loan Documents without the written consent of each Lender; or

(x) amend, or waive the Borrower’s compliance with, Section 2.14 without the written consent of each Lender affected thereby.

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3 or the obligations of an Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue and shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d) Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks and the Administrative Agent provides notice to Lenders of such amendment. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 13.7 No Fiduciary Duty, Etc.

(a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 13.8 Confidentiality.

The Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority (including any self-regulatory authority) or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) [reserved]; (i) to any other party hereto; and (j) with the prior written consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate and other than information pertaining to this Agreement routinely provided by arrangers or data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.9 Indemnification.

(a) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Sustainability Structuring Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including Environmental Claims), damages, liabilities and related expenses (including the documented (i.e., invoiced) fees, charges and disbursements of any counsel for any Indemnified Party (which counsel may be employees of any Indemnified Party)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary but other than such Indemnified Party and its Related Parties), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or by the other Loan Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including documented (i.e., invoiced) attorneys and consultant’s fees, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (ii) result from a claim brought by the Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnified Party against another Indemnified Party (other than against the Arrangers or the Administrative Agent in their capacities as such).

Notwithstanding the foregoing, in the case of legal fees and expenses, reimbursement obligations hereunder shall be limited to the documented (i.e., invoiced) fees, disbursements and other charges of one counsel to the Indemnified Parties (other than in connection with a dispute among Indemnified Parties resulting from claims against any Titled Agent in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or in connection herewith) and, if reasonably necessary, one local counsel for the Indemnified Parties in each relevant jurisdiction and one special counsel with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel (and, if applicable, one additional local counsel in each relevant jurisdiction and one additional special counsel in each relevant specialty) to the affected Indemnified Parties similarly situated and taken as a whole. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages etc. arising from any non-Tax claim.

(b) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.10 Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.3(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and no Issuing Bank is obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11 Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13 Counterparts.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, each of the Lenders, and each Loan Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent, any Lender, or any Loan Party, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 13.14 Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.15 Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.16 Limitation of Liability.

To the extent permitted by Applicable Law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, any Managing Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such Liabilities have resulted from the gross negligence or willful misconduct of such Lender-Related Person, as determined by a court of competent jurisdiction by final and nonappealable judgment; and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any transaction, agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 13.16 shall relieve the Borrower of any obligation it may have to indemnify an Indemnified Party, as provided in Section 13.9, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

Section 13.17 Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no verbal agreements among the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.

Section 13.18 Construction.

The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.

Section 13.19 Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.20 Time.

Time is of the essence with respect to each provision of this Agreement and the other Loan Documents. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 13.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.22 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 13.23 Transitional Arrangements.

(a) Existing Credit Agreement Superseded. This Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 13.23. On the Effective Date, (i) the loans outstanding under the Existing Credit Agreement shall become Loans hereunder, (ii) the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided, however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; (iv) the obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Lenders’ interests in such obligations, and participations in letters of credit under the Existing Credit Agreement, shall be reallocated and continued in a “cashless roll” transaction on the Effective Date in accordance with each Lender’s Revolving Commitment Percentage, and each Lender agrees to waive any amounts that would have otherwise been payable pursuant to Section 5.4 of the Existing Credit Agreement as a result of the conversion of any LIBOR Loans (as defined in the Existing Credit Agreement) on the Effective Date. On the Effective Date, (A) the loan commitment of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) shall be terminated, all outstanding obligations owing to such Exiting Lender under the Existing Credit Agreement on the Effective Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Lender under the Loan Documents that are intended by their express terms to survive termination of the Commitments and/or the repayment, satisfaction or discharge of obligations under any Loan Document shall survive for such Exiting Lender hereunder, subject to the terms hereof, and (B) each Person listed on Schedule 1.1(a) attached to this Agreement shall be a Lender under this Agreement with the Revolving Commitment set forth opposite its name on such Schedule 1.1(a).

(b) Interest and Fees under Existing Credit Agreement. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods) and shall be paid on the Effective Date in accordance with the method specified in the Existing Credit Agreement as if such agreement were still in effect.

Section 13.24 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	SPIRIT REALTY, L.P., a Delaware limited partnership

	By:	Spirit General OP Holdings, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Lender and as Issuing Bank

By:	/s/ Jordan Santora
Name: Jordan Santora Title: Vice President

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

BANK OF AMERICA, N.A., as Lender and as Issuing Bank

By:	/s/ Helen W. Chan
Name: Helen W. Chan Title: Vice President

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

TRUIST BANK, as Lender and as Issuing Bank

By:	/s/ Ryan Almond
Name: Ryan Almond Title: Director

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

THE BANK OF NOVA SCOTIA

By:	/s/ Chelsea McCune
Name: Chelsea McCune Title: Associate Director

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and as Issuing Bank

By:	/s/ Matthew Kuhn
Name: Matthew Kuhn Title: Director

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

REGIONS BANK, as Lender and as Issuing Bank

By:	/s/ Ghi S. Gavin
Name: Ghi S. Gavin Title: Senior Vice President

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

ROYAL BANK OF CANADA, as Lender and as Issuing Bank

By:	/s/ William Behuniak
Name: William Behuniak Title: Authorized Signatory

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Casey Ciccone
Name: Casey Ciccone Title: Senior Vice President

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

MIZUHO BANK, LTD., as Lender and as Issuing Bank

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris Title: Executive Director

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Peter Ilovic
Name: Peter Ilovic Title: Authorized Signatory

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender and as Issuing Bank

By:	/s/ Michael King
Name: Michael King Title: Authorized Signatory

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Mitchell Vega
Name: Mitchell Vega Title: Senior Vice President

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender and as Issuing Bank

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin Title: Authorized Signatory

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Erin L. Mahon
Name: Erin L. Mahon Title: Assistant Vice President

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]

TD BANK, N.A.

By:	/s/ Jessica Trombly
Name: Jessica Trombly Title: Vice President

[Signature Page to Spirit Amended and Restated Revolving Credit Agreement]